UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Dynex Capital, Inc.

(Name of Registrant as Specified in Its Charter)

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Dynex Capital, Inc.

Notice of Annual Meeting of Shareholders

and

Proxy Statement

Annual Meeting of Shareholders

May 17, 2016

DYNEX CAPITAL, INC.

April 6, 2016

To Our Common Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) to be held at the offices of Troutman Sanders LLP, 15th Floor, located at 1001 Haxall Point, Richmond, Virginia on Tuesday, May 17, 2016, at 8:30 a.m. Eastern Time.

The business of the meeting is to consider and act upon the election of directors, to approve, in an advisory and non-binding vote, the compensation of our named executive officers, and to ratify the selection of the auditors of the Company.

As permitted by rules adopted by the Securities and Exchange Commission, we are furnishing our proxy statement, 2015 Annual Report to Shareholders and proxy card over the Internet to most of our shareholders.  This means that most of our shareholders will initially receive only a notice containing instructions on how to access the proxy materials over the Internet. This approach lowers the cost of delivering the annual meeting materials and reduces the environmental impact of the meeting. If you would like to receive a paper copy of the proxy materials, the notice contains instructions on how you can request copies of these documents.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you receive your proxy materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. Instructions regarding all three methods of voting are contained in the proxy card. If you mail the proxy card and desire to vote your shares of common stock in accordance with management's recommendations, you need not mark your votes on the proxy but need only sign, date and return the proxy card in the envelope provided in order to record your vote.

Sincerely,

Thomas B. Akin

Executive Chairperson of the Board

DYNEX CAPITAL, INC.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

(804) 217-5800

___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Common Shareholders:

The Annual Meeting of Shareholders of Dynex Capital, Inc. (the “Company”) will be held at the offices of Troutman Sanders LLP, 15th Floor, located at 1001 Haxall Point, Richmond, Virginia on Tuesday, May 17, 2016, at 8:30 a.m. Eastern Time, to consider and act upon the following matters:

1.	To elect seven (7) directors of the Company, to hold office until the next annual meeting and until their successors are elected and duly qualified; and
2.	To approve, in an advisory and non-binding vote, the compensation of the Company's named executive officers as disclosed in the accompanying Proxy Statement; and
3.	To vote on the ratification of the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2016 fiscal year; and
4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record of our common stock at the close of business on March 14, 2016, the record date, will be entitled to vote at the Annual Meeting.

Management desires to have maximum representation at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the accompanying Proxy Statement. If you receive these materials by mail, you may sign, date and mail the proxy card in the postage-paid envelope provided. A proxy may be revoked by a shareholder at any time prior to its use by notice in writing to the Secretary of the Company, by submitting a later-dated proxy to the Secretary of the Company, by changing your vote via the toll-free telephone number or over the Internet or by attending the Annual Meeting and requesting to vote in person (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must bring a legal proxy or broker's proxy card to the meeting as proof of your authority to vote the shares).

By Order of the Board of Directors

Stephen J. Benedetti

Executive Vice President,

Chief Financial Officer, Chief Operating Officer and Secretary

Dated: April 6, 2016

DYNEX CAPITAL, INC.

4991 Lake Brook Drive, Suite 100

Glen Allen, Virginia 23060

(804) 217-5800

____________________________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 17, 2016

To Our Shareholders:

This Proxy Statement is furnished to the holders of the common stock of Dynex Capital, Inc. (the “Company”) in connection with the solicitation by the Company's Board of Directors of proxies to be used at the Annual Meeting of Shareholders of the Company to be held at the offices of Troutman Sanders LLP, 15th Floor, located at 1001 Haxall Point, Richmond, Virginia on Tuesday, May 17, 2016, at 8:30 a.m. Eastern Time (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and its 2015 Annual Report to Shareholders available to most of our shareholders electronically via the Internet. On April 6, 2016, we commenced mailing to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report and vote over the Internet. Most shareholders will not receive a printed copy of the proxy materials in the mail, unless specifically requested. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review over the Internet all of the important information contained in the Proxy Statement and Annual Report and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Tuesday, May 17, 2016

The Proxy Statement and 2015 Annual Report to Shareholders are available on the Internet at: www.envisionreports.com/DYNX.

GENERAL INFORMATION

Solicitation

You have received these proxy materials because the Company's Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. The costs of this solicitation will be borne by the Company. Proxy solicitations will be made by the Internet and the mail, and also may be made by personal interview, telephone and e-mail by directors and officers of the Company, acting without compensation other than their regular compensation. Brokerage houses and nominees will be requested to forward the proxy soliciting material to the beneficial owners of shares of common stock and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse such parties for their reasonable expenses in forwarding these proxy materials to such beneficial owners.

Voting Rights

Holders of shares of common stock at the close of business on March 14, 2016, the record date, are entitled to notice of, and to vote at, the Annual Meeting. On that date, 49,109,339 shares of common stock were outstanding, with each outstanding share of common stock entitled to one vote for each of the seven directors nominated and one vote on each other matter presented at the Annual Meeting. Holders of shares of the Company’s Series A Preferred Stock and Series B Preferred Stock are not entitled to notice of or to vote at the Annual Meeting.

Quorum

The presence of a majority of the outstanding shares of common stock entitled to vote, in person or by proxy, will constitute a quorum for all matters presented at the Annual Meeting. Shares represented by proxy or in person at the Annual Meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote “for” or “against” such matter. “Broker non-votes” (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owner or the persons entitled to vote the shares, and (ii) the broker does not have discretionary voting power on a particular matter) will be treated in the same manner as abstentions. The election of directors and the advisory vote to approve the compensation of the Company's named executive officers are not considered routine matters and, therefore, brokers do not have discretionary voting power with respect to these proposals. The ratification of the selection of BDO USA, LLP as the Company's auditors for the 2016 fiscal year is considered a routine matter and, therefore, brokers do have discretionary voting power with respect to this proposal.

Vote Required

With regard to the election of Directors, votes may be cast in favor or withheld. If a quorum is present, the directors will be elected by a plurality of the votes cast in the election of Directors; therefore, abstentions, broker non-votes or withheld votes will have no effect on the outcome of the election.

For all other proposals, votes may be cast in favor or against, or you may abstain from voting. For these proposals, including the advisory vote to approve the compensation of the Company's named executive officers and the ratification of the selection of BDO USA, LLP as the Company's auditors for the 2016 fiscal year, if a quorum is present, such proposal will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Abstentions or broker non-votes will have no effect on the outcome of any such proposals.

Information about Voting

You will receive multiple Notices of Internet Availability of Proxy Materials or printed copies of the proxy materials if you hold your shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote the shares represented by each Notice of Internet Availability of Proxy Materials or proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

•	By Telephone - you can vote by telephone toll-free by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card);
•	By Internet - you can vote over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card); or

•	By Mail - if you received these proxy materials by mail, you can vote by mail by signing, dating and mailing the proxy card in the postage-paid envelope provided.

Telephone and Internet voting for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. Eastern Time on May 17, 2016. If you hold shares in the Dynex Capital, Inc. 401(k) Plan, your voting instructions for those shares must be received by 5:00 p.m. Eastern Time on May 13, 2016 to allow sufficient time for voting by the trustee of the plan.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to shareholders owning shares through certain banks and brokers.

Revocability of Proxy

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

•	By submitting a written notice of revocation to the Secretary of the Company by the close of business on May 16, 2016;
•	By submitting by the close of business on May 16, 2016 a completed proxy card bearing a later date than any other proxy submitted by you;
•	By toll-free telephone by following the instructions on the proxy card (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 1:00 a.m. Eastern Time on May 17, 2016;
•	By visiting the web page listed on the Notice of Internet Availability of Proxy Materials or proxy card and following the instructions (you will need the control number on your Notice of Internet Availability of Proxy Materials or proxy card) by 1:00 a.m. Eastern Time on May 17, 2016; or
•	By attending the Annual Meeting and requesting to vote in person.

Your latest proxy card, telephone vote, or Internet proxy with respect to the same shares is the one that will be counted.

If your shares are held in the name of a bank, broker or other holder of record, you should contact the holder of record to change your vote.

Voting your shares by telephone or over the Internet or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. However, if your shares are held in the name of a bank, broker or other holder of record and you plan to vote in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker's proxy card to bring to the Annual Meeting as proof of your authority to vote the shares.

If you vote in time for the Annual Meeting using the proxy, the individuals named on the proxy (your “proxies”) will vote your shares of common stock in accordance with the choices you specified. If you properly submit a proxy without indicating your instructions, the shares of common stock represented by such proxy will be voted FOR the election of the nominees named in this Proxy Statement as directors, FOR the approval of the compensation of the Company's named executive officers, and FOR the ratification of the selection of BDO USA, LLP as the Company's auditors for the 2016 fiscal year.

Directions to Annual Meeting

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (804) 217-5897.

Other Matters

The management and the Board of Directors of the Company know of no other matters to come before the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if any other matters are properly presented to the shareholders for action, it is the intention of the individuals named in the proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

Annual Report on Form 10-K

The Company's Annual Report on Form 10-K, including financial statements for the year ended December 31, 2015, which is available on the Internet as set forth in the Notice of Internet Availability of Proxy Materials and is being mailed together with this Proxy Statement to shareholders who receive the proxy materials by mail, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy soliciting materials.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Pursuant to Virginia law and our Articles of Incorporation, directors of the Company are to be elected by the holders of shares of common stock at the Annual Meeting to serve until the next annual meeting and until their successors are elected and duly qualified. On the recommendation of the Nominating & Corporate Governance Committee, the Board of Directors has nominated Thomas B. Akin, Byron L. Boston, Michael R. Hughes, Barry A. Igdaloff, Valerie A. Mosley, Robert A. Salcetti and James C. Wheat, III for election by the holders of shares of common stock to the Board of Directors at the Annual Meeting.

Unless otherwise indicated, a proxy will be voted FOR the election of Messrs. Akin, Boston, Hughes, Igdaloff, Salcetti and Wheat and Ms. Mosley to the Board of Directors. Each Director nominee has agreed to serve if elected. Selected biographical information regarding each Director nominee is set forth below.

Although it is anticipated that each Director nominee will be able to serve, should any nominee become unavailable to serve, the shares represented by each proxy will be voted for another person or persons designated by the Company's Board of Directors. In no event will a proxy be voted for more than seven Directors.

Board of Directors Nominees

The following information sets forth the names, ages, principal occupations and business experience for the Company's Director nominees as of March 21, 2016. In addition to the information presented below regarding each Director nominee's specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our Director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board. Finally, we value their significant experience on other public company boards of directors and board committees. Unless otherwise indicated, the business experience and principal occupations shown for each director has extended five or more years.

Thomas B. Akin (63) has been a director of Dynex Capital, Inc. since May 2003. Since January 1, 2014, Mr. Akin has served as the Executive Chairperson of the Board. Prior to January 1, 2014, Mr. Akin was Chairperson of the Board since May

30, 2005, and Chief Executive Officer of the Company since February 4, 2008. Mr. Akin has served as the managing general partner of Talkot Capital located in Sausalito, California, since 1995. Talkot Capital is the general partner for various limited partnerships (including the Talkot Fund, L.P.) investing in both private and public companies. From 1991 to 1994, Mr. Akin was the managing director of the Western United States for Merrill Lynch Institutional Services. Mr. Akin was the regional director of the San Francisco and Los Angeles regions for Merrill Lynch Institutional Services from 1981 to 1991. Prior to Merrill Lynch, Mr. Akin was an employee of Salomon Brothers from 1978 to his departure in 1981. Mr. Akin currently serves on the board of directors for Mobivity Holdings Corp. (OTC: MFON). Mr. Akin attended the University of California at Santa Cruz from 1970 to 1974 and holds a B.A. in Biology. From 1976 to 1978 Mr. Akin studied at the University of California at Los Angeles and received an M.B.A. in Finance.

We believe Mr. Akin's qualifications to serve on our Board of Directors include his extensive experience as our Chief Executive Officer and as an executive at several large financial services firms, and his background in evaluating investments in private and public companies, including over 30 years of experience in the financial and investment industries. Mr. Akin has significant experience in investing in mortgage REITs through his experience as managing member at Talkot Capital. Mr. Akin also has experience managing and advising organizations which have special investment needs. Mr. Akin's significant service as a director of several other companies also demonstrates that he has the leadership skills required to serve as Executive Chairperson of the Board.

Byron L. Boston (57) became a director of the Company in March 2012. Since January 1, 2014, Mr. Boston has served as Chief Executive Officer, President and Co-Chief Investment Officer. Prior to January 1, 2014, Mr. Boston served as President and Chief Investment Officer since March 1, 2012, and held the position of Chief Investment Officer since April 2008. Prior to joining the Company, Mr. Boston served as Executive Vice President of Sunset Financial Resources, Inc., a mortgage REIT located in Jacksonville, Florida and as a senior officer for the Freddie Mac Corporation. Mr. Boston has also held banking and trading positions at New York investment banking firms. Mr. Boston currently serves on the board of directors of the Mortgage Bankers Association and the Salzburg Global Seminar. Mr. Boston holds an A.B. in Economics and Government from Dartmouth College and an M.B.A. in Finance and Accounting from the Graduate School of Business, University of Chicago. Mr. Boston serves as a member of the Investment Committee for the Company.

We believe Mr. Boston's qualifications to serve on our Board of Directors include his experience gained as our President and Chief Investment Officer, and more recently as our Chief Executive Officer. In addition, he has substantial experience investing in mortgage assets gained in his years at Freddie Mac Corporation, Sunset Financial Resources, Inc., and various financial services firms. These experiences allow Mr. Boston to offer a different perspective on the Company's current and future business operations regarding investments, which is valuable resource for our Board of Directors.

Michael R. Hughes (55) became a director of the Company in November 2010 and has been designated as our Lead Independent Director. Mr. Hughes is currently Portfolio Manager at Ascend Capital Management and serves on the Board of Trustees and is a past President of the Bentley School in Oakland, California. Prior to beginning his position at Ascend Capital Management in 2012 and at the Bentley School in 2008, Mr. Hughes was a partner and portfolio manager of Osterweis Capital Management from 2005 to 2008. From 1989 to 2005, Mr. Hughes was the First Vice President of Merrill Lynch Financial Institutions Research. Mr. Hughes began his career as an equity analyst at Dean Witter Reynolds in 1986. Mr. Hughes serves as the Chairperson of the Compensation Committee and as a member of the Investment Committee and the Nominating & Corporate Governance Committee for the Company. Mr. Hughes holds an A.B. from the University of California at Berkeley in Geophysics. Mr. Hughes was awarded the Chartered Financial Analyst (CFA) designation in 1991.

We believe Mr. Hughes' qualifications to serve on our Board of Directors include his background as a portfolio manager of financial institutions, as well as his extensive experience as a securities analyst overseeing equity analysis for mortgage companies, mortgage REITs, consumer and commercial finance, and government agencies including Fannie Mae and Freddie Mac. These experiences, coupled with Mr. Hughes' CFA designation, substantial financial expertise, allow him to offer significant insights and advice, thus making him a valuable addition to our Board.

Barry A. Igdaloff (61) has been a director of the Company since 2000. Mr. Igdaloff has been a registered investment advisor and the sole proprietor of Rose Capital in Columbus, Ohio, since 1995. Mr. Igdaloff graduated from Indiana University in 1976 with a B.S.B. in accounting and from The Ohio State University in 1978, with a Juris Doctorate degree. Mr. Igdaloff is a non-practicing certified public accountant and a non-practicing attorney. Mr. Igdaloff currently is chairman of the board of directors of Novation Companies, Inc. and is chairman of its audit and investment committees. Previously, Mr. Igdaloff served on the board of Guest Supply, Inc. Mr. Igdaloff serves as the Chairperson of the Audit Committee and as a member of the Investment Committee and the Nominating & Corporate Governance Committee for the Company.

We believe Mr. Igdaloff's qualifications to serve on our Board of Directors include his financial expertise and his years of experience as an investment advisor, attorney, and accountant. Investment, legal, and accounting issues impact the Company in various ways, and Mr. Igdaloff's ability to draw on his experience in these professions allows him to contribute a unique perspective to the Board of Directors. In addition, as a result of his financial expertise and prior audit committee service, Mr. Igdaloff provides valuable insight and advice to our Board of Directors regarding our financial risk exposures and financial reporting matters.

Valerie A. Mosley (56) joined the Board of Directors in December 2013. Ms. Mosley is the founder, and since June 2012 has been the chief executive officer, of Valmo Ventures, a company that creates, collaborates, and invests in companies, assets, and efforts that add value to portfolio returns and to society. Prior to becoming chief executive officer of Valmo Ventures, Ms. Mosley was partner, senior vice partner and investment strategist at Wellington Management Company, LLP. During a 20-year career at Wellington Management Company, LLP, Ms. Mosley managed a multi-billion dollar investment portfolio for corporate and public pension funds, insurance company general accounts, endowment funds and mutual funds. Ms. Mosley also serves on several non-profit Boards including the Investment Advisory Committee of the NY State Common Retirement Fund and Wheelock College, among others. While at Wellington Management, Ms. Mosley was involved in understanding markets and macroeconomic trends. She currently serves as a trustee of the Eaton Vance Mutual Fund Family and as a director of Progress Investment Management Company. Ms. Mosley serves as a member of the Audit Committee and the Investment Committee for the Company. Ms. Mosley earned a B.A. from Duke University in 1982 and an M.B.A. from the University of Pennsylvania in 1986.

We believe Ms. Mosley’s experience at Wellington Management Company, LLC, which includes managing mortgage portfolios and fixed income products, as well as her background in investing in early stage companies, provides her the broad experience necessary to contribute to the overall success of the Company. In addition, as a result of her entrepreneurial and management experience in forming Valmo Ventures, Ms. Mosley has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

Robert A. Salcetti (61) joined the Board of Directors in December 2013. Mr. Salcetti, who retired in 2008, previously served as a managing director at JPMorgan Chase from 2000 to 2008. Prior to his tenure at JPMorgan Chase, Mr. Salcetti held the position of managing director at Chase Manhattan Bank from 1996 to 2000, senior vice president of TCB/Chemical Bank from 1992 to 1996, division manager of TCB/Chemical Bank from 1986 to 1992, vice president and section manager of Texas Commerce Bank, the predecessor to TCB/Chemical Bank, from 1980 to 1986, and vice president of American Mortgage Company from 1976 to 1979. Mr. Salcetti serves as a member of the Audit Committee and the Compensation Committee for the Company. Mr. Salcetti earned a degree of B.S. in business administration from Carlow College in 1976. Since January 2011, Mr. Salcetti has served as a director of Ocwen Financial Corporation and serves on its audit committee. He is also chairperson of Ocwen Financial Corporation’s compliance committee since its inception in March 2013. Additionally, Mr. Salcetti served as a director of Cherry Hill Mortgage Investment Corporation from October 2013 until June 2015 and served on the audit, compensation and nomination/governance committees during part or all of that time.

We believe Mr. Salcetti’s qualifications to serve on our Board of Directors include his background in operational and strategic management, including over 35 years of experience in the financial services and mortgage industry sectors and specific experience in the specialty finance lending area while at JPMorgan Chase, as well as his continued involvement in the specialty finance REIT space through his directorships at Ocwen Financial Corporation and Cherry Hill Mortgage Investment Corporation. With his extensive experience, which includes leading operations that designed, provided and managed credit facilities for loan warehousing financing, advances and mortgage servicing rights financing, Mr. Salcetti is able to offer guidance to our Board of Directors from both an operational and strategic perspective.

James C. Wheat, III (63) joined the Board of Directors in August 2008. Mr. Wheat is the co-founder and managing member of Colonnade Capital Corporation, a private equity firm dedicated to sponsoring friendly growth buyouts of middle market companies. Since 1995, Mr. Wheat has also been the managing member of Jasper, LLC, an investment firm investing in publicly traded securities, hedge funds, private equity and debt, and real estate, and has been the managing member of Blandfield Associates, LLC, a timberland and working farm, since 1992. In addition, Mr. Wheat was a general partner of Riverfront Partners from 1992 to 2002. Mr. Wheat was a Trustee of the Virginia Retirement System from 1993 to 1999 and the Chairperson of the Virginia Retirement System from 1993 to 1997. Mr. Wheat was on the Board of Visitors of the University of Virginia from 1997 to 2001 and served on the investment committee of the University of Virginia endowment (UVIMCO). He was the managing director and a member of the board of directors of Wachovia Securities (formerly Wheat First Securities and Wheat First Butcher Singer) from 1986 to 1993. Mr. Wheat has served as a Trustee of Hampden-Sydney College since 2013. Mr. Wheat serves as the Chairperson of the Nominating & Corporate Governance Committee and as a member of the Compensation Committee for the Company. Mr. Wheat earned a B.A. from Hampden-Sydney College in 1975 and an M.B.A. from the University of Virginia in 1978.

We believe Mr. Wheat's background as a managing director and board member of financial services companies provides him the necessary depth of experience to implement our business strategy as a member of our Board of Directors. In addition, as a result of his entrepreneurial and management experience, Mr. Wheat has developed operational and organizational acumen, which is a valuable resource for our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE DIRECTOR NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company's Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer, President and Co-Chief Investment Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. The corporate governance practices followed by the Company are summarized below.

Director Independence

The Board of Directors has adopted Corporate Governance Guidelines that set forth the practices of the Board with respect to its size, criteria for membership and selection to the Board, committees of the Board, meetings and access to management, director compensation, director orientation and continuing education, annual performance evaluation of the Board, director responsibilities, annual review of performance of the Chief Executive Officer and management succession and ethics and conduct. The Guidelines are available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060.

The Board of Directors in its business judgment has determined that Ms. Mosley and Messrs. Hughes, Igdaloff, Salcetti and Wheat are independent as defined by New York Stock Exchange listing standards. In reaching this conclusion, the Board considered whether the Company and its subsidiaries conduct business and have other relationships with organizations of which certain members of the Board or members of their immediate families are or were directors or officers. In addition, the Board considered all relevant facts and circumstances, including relationships that a director may have due to his status as an investor in an entity that may have a relationship with the Company. In determining the independence of each director, the Board considered that Mr. Hughes and Mr. Wheat are both investors in the Talkot Fund, L.P., of which Mr. Akin is the managing general partner and a limited partner. As part of its analysis, the Board considered the size of Mr. Hughes' and Mr. Wheat's investments in the Talkot Fund, L.P. and in each case concluded that the investment was not material to the director, either in terms of the percentage of the fund represented by the investment or the percentage of the director's net worth invested in the fund. Based partly on this determination and partly on the passive nature of their investments, the Board concluded that these relationships are not material to the evaluation and do not impair the ability of Mr. Hughes or Mr. Wheat to exercise independent judgment as directors. In addition, Mr. Hughes and Mr. Wheat have demonstrated their independence as Board members since their respective initial elections.

Consistent with the New York Stock Exchange listing standards, the Company's Corporate Governance Guidelines establish categorical standards under which, except with respect to members of the Audit Committee and the Compensation Committee, the following relationships between a non-employee director and the Company will not be considered to be material:

•	if during any twelve month period within the last three years, the director or any immediate family member of the director received $120,000 or less in direct compensation from the Company, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	if during each of the current fiscal year and three most recent fiscal years, the director is, or was, an executive officer or an employee (or has, or had, an immediate family member who is, or was, an executive officer) of another company that made payments to, or received payments from, the Company for property or services in an amount which, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of such other company's consolidated gross revenues; or

•	if the director serves as an executive officer of a charitable organization to which the Company made charitable contributions that did not exceed the greater of $1 million, or 2% of such charitable organization's consolidated gross revenues in each of the last three fiscal years.

None of the Company's directors, their immediate family members, or organizations in which they are a partner, shareholder or officer, are engaged in any relationships with the Company, except Mr. Akin, who serves as Executive Chairperson of the Board, and Mr. Boston, who serves as Chief Executive Officer, President and Co-Chief Investment Officer of the Company.

Code of Ethics

The Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and employees of the Company and each of its subsidiaries including the Company’s Chief Executive Officer and Chief Financial Officer. The Code addresses such topics as compliance with applicable laws, conflicts of interest, use and protection of Company assets, confidentiality, dealings with the press and communications with the public, accounting and financial reporting matters, fair dealing, discrimination and harassment and health and safety. It is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy of the Code is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

We intend to provide any required disclosure of an amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance” promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the web page disclosure.

Board and Committee Meeting Attendance

In 2015, there were five meetings of the Board of Directors. Each director attended at least 75% of the total number meetings of the Board and of the committees on which he served during 2015.

Board Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has the responsibility to determine the most appropriate leadership structure for the Company, including whether it is best for the Company at a given point in time for the roles of Chairperson of the Board and Chief Executive Officer to be separate or combined.

From February 2008 until December 31, 2013, the positions of Chairperson of the Board and Chief Executive Officer were combined and held by Mr. Akin. Effective as of January 1, 2014, Mr. Boston succeeded Mr. Akin as Chief Executive Officer, and Mr. Akin became Executive Chairperson of the Board, a role in which, among other responsibilities, Mr. Akin serves as Chairperson of the Board. As Executive Chairperson of the Board, Mr. Akin remains an employee of the Company until the Annual Meeting when he will transition to the role of non-employee Chairperson of the Board. His primary responsibilities include participating in strategic planning efforts at the Company and providing feedback and counsel to Mr. Boston on important issues including Company risk management efforts. He is also responsible for preparing the agenda for each meeting of the Board, taking into account suggestions from members of the Board and the Lead Independent Director in particular. Additionally, the Chairperson of the Board will generally chair the executive sessions of the Board. However, while Mr. Akin serves as Executive Chairperson, since he is an employee of the Company, the Lead Independent Director chairs executive sessions of the Board.

The Board believes that it is in the best interest of the Company’s shareholders for the position of Chairperson of the Board to be held by Mr. Akin, as a current or former executive officer of the Company, because of his extensive knowledge of the Company based on his experience as Chairperson of the Board and Chief Executive Officer and his working relationship with Mr. Boston. This will allow him to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces, but with management insight into the execution of the Company’s strategy. The Board of Directors annually reviews the Company's corporate governance structure to ensure that it remains the most appropriate structure for the Company and its shareholders. As a result, although the Board has determined that the current structure works best for the Company at this time, the Board may implement another structure if deemed to be appropriate in the future.

Because the Company’s Chairperson of the Board is an officer of the Company, pursuant to the Company's Corporate Governance Guidelines, the Company’s independent directors have designated Michael R. Hughes as Lead Independent Director to, among other things, assist the Chairperson of the Board with Board-related matters, and to act, as necessary, as a liaison between the independent directors and/or non-management directors and the Chairperson of the Board and shareholders. The Lead Independent Director also presides at all executive sessions and other meetings of independent directors and/or non-management directors and has the power to call meetings of independent directors and/or non-management directors as needed. The role and responsibilities of the Lead Independent Director are more fully set forth in the Lead Independent Director Charter approved by the Board. The Lead Independent Director Charter is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above. Mr. Hughes will continue to serve as Lead Independent Director following the Annual Meeting, because Mr. Akin will be a non-independent Chairperson.

Board Oversight of Risk Management

Directors are expected to devote sufficient time and apply themselves to understanding the Company's business and its significant risks. The Board of Directors has an Investment Committee that oversees the investment activities of the Company and the risks related to these activities. The Investment Committee regularly receives presentations from senior management regarding the Company's investment portfolio, its risk profile and its risk management strategies. As part of that process, the Investment Committee oversees the Company's compliance with the investment and investment risk policies of the Company, including notification to the Board if these risk limits are approached or exceeded. Management reviews these risk limits with the Investment Committee generally quarterly. In addition, the Audit Committee, comprised solely of independent directors, discusses with management, the independent auditor and the Company's internal auditor the Company's policies and practices with respect to risk assessment and risk management with an emphasis on risks related to financial reporting and controls. The Company believes that its leadership structure promotes effective Board oversight of risk management as the Audit and Investment Committees of the Board are comprised primarily of independent directors and actively monitor the Company's policies and practices with respect to risk assessment and risk management, and the directors are provided with the information necessary to evaluate the Company's significant risks and strategies for addressing them.

Executive Sessions

Executive sessions where independent or non-management directors meet on an informal basis are held regularly without management participation. At least once a year the Board schedules an executive session including only independent directors. Such sessions are chaired by the Lead Independent Director who is designated by the Company’s independent directors. Mr. Hughes is currently the Lead Independent Director and serves as chairperson for executive sessions.

Communications with Directors

Any director, including the Lead Independent Director, may be contacted by writing to such director c/o the Secretary of the Company at the address set forth on the first page of this Proxy Statement. Communications to the non-management directors as a group may be sent to the Lead Independent Director c/o the Secretary of the Company at the same address. The Company promptly forwards, without screening, any correspondence to a specified director to such director.

Committees of the Board

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board's oversight responsibility to the shareholders relating to the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company's independent auditor, and the performance of the internal audit function. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company. The Committee operates under a written charter last amended by the Board in December 2015. The Audit Committee Charter is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The members of the Audit Committee are Messrs. Igdaloff (Chairperson) and Salcetti and Ms. Mosley, each of whom the Board in its business judgment has determined is independent for audit committee purposes as defined by regulations of the SEC and the New York Stock Exchange listing standards. The Board of Directors also has determined that all of the Audit Committee members are financially literate as such term is used in the New York Stock Exchange listing standards and that Messrs. Igdaloff and Salcetti each qualify as an audit committee financial expert as defined by regulations of the SEC.

The Audit Committee met five times in 2015. For additional information regarding the Committee, see “Audit Information - Audit Committee Report” on page 44 of this Proxy Statement.

Compensation Committee

The Compensation Committee performs the responsibilities of the Board of Directors relating to compensation of the Company's executive officers. The Committee's responsibilities include reviewing and approving corporate goals and objectives relevant to compensation of the Company's Chief Executive Officer, evaluating the Chief Executive Officer's performance annually in light of those goals and objectives and determining and recommending the Chief Executive Officer's compensation level to the independent directors based on this evaluation; reviewing and approving the compensation for executive officers, including their corporate goals and objectives; reviewing and discussing the Compensation Discussion and Analysis required by the rules of the SEC with senior management and based upon such review and discussion, recommending to the Board that the Compensation Discussion and Analysis be included in the Company's Annual Report on Form 10-K or proxy statement, as applicable; producing a Compensation Committee Report as required by the rules of the SEC to be included in the Company's annual proxy statement; overseeing an annual review of the Company's policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives, and, based on the review, making any changes to such policies and practices that the Committee deems to be appropriate; reviewing and approving any employment-related agreement or other compensation arrangement, or transaction with senior management; making recommendations to the Board with respect to annual and long-term incentive compensation and equity-based plans; administering the Company's equity-based, deferral and other compensation plans approved by the Board from time to time; reviewing any significant changes in the Company's tax-qualified employee benefit plans; and recommending to the Board for approval director compensation.

Under its charter, the Compensation Committee has authority to retain and terminate outside compensation consultants, including authority to approve the consultant's fees and other retention terms. Until recently, the Committee had not used the services of a compensation consultant. Instead when making decisions on executive compensation matters it had considered the compensation practices of similar public companies based on information compiled by management at the Committee’s request. In June 2013, the Committee engaged the services of a compensation consultant, FPL Associates L.P. (“FPL”), to assist the Committee in determining appropriate compensation levels for the executive officers and recommend an executive compensation program framework, evaluate non-employee director compensation and provide recommendations regarding employment, severance and change in control policies and agreements. In this continuing role, FPL performed such duties as were requested by the Committee. Those duties consisted primarily of providing market data and advice to the Committee with respect to executive officer and non-employee director compensation in 2014. FPL also assisted the Committee in developing the new Executive Incentive Plan that the Company implemented beginning in 2016. Representatives of FPL spoke with the Chairperson of the Compensation Committee, as well as with management, in preparing materials for the Committee.

FPL does not provide any consulting services to the Company other than with respect to executive and non-employee director compensation matters. The Compensation Committee has assessed the independence of FPL pursuant to SEC rules, including reviewing the relationships among FPL and the Company's directors and executive officers, and has concluded that the advice it receives from FPL is objective and not influenced by other relationships that would be viewed as conflicts of interest. See further discussion at “Executive Compensation - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

The Committee operates under a written charter last amended by the Board in December 2015. The charter of the Compensation Committee is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The members of the Compensation Committee are Messrs. Hughes (Chairperson), Salcetti and Wheat, each of whom the Board in its business judgment has determined is independent and otherwise eligible for compensation committee purposes as defined by the New York Stock Exchange listing standards.

The Compensation Committee met six times in 2015. For additional information regarding the Committee, see “Executive Compensation - Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement.

Analysis of Risk Associated with Compensation Policies and Practices

The Compensation Committee oversees an annual review of our compensation programs to determine whether such programs encourage excessive risk taking by our employees. The most recent review was conducted in April 2016. Management and the Compensation Committee participated in the review, which included identification of the relevant compensation policies and practices, review of potential related risks, and analysis of risk-mitigating factors, including the Company's system of internal controls and oversight. The Compensation Committee determined that the potential risks arising from our compensation programs are not reasonably likely to have a material adverse effect on the Company. This determination has taken into account the structure of our compensation programs, the amount of cash compensation available to employees in the form of base salary, the involvement of the Compensation Committee in setting compensation for executive officers and in particular for those individuals who can commit the Company's capital or who manage the Company's risk, and the oversight of the Board of Directors in monitoring certain risk tolerances and internal controls.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee oversees the annual evaluation process of the directors, develops qualifications for director candidates, recommends to the Board of Directors persons to be nominated to serve as directors of the Company, and monitors developments in, and makes recommendations to the Board concerning, corporate governance practices. The Committee also acts as the Company's nominating committee. The Nominating & Corporate Governance Committee is responsible for reviewing annually with the Chief Executive Officer management succession planning and management development activities and strategies, and reporting to the Board at least annually regarding management succession planning. The Committee operates under a written charter last amended by the Board in December 2015. The charter of the Nominating & Corporate Governance Committee is available on the Company's web page at www.dynexcapital.com under “Investor Center - Corporate Information - Corporate Governance.” A printed copy is available to any shareholder upon written request to the Secretary of the Company at the address set forth above.

The members of the Nominating & Corporate Governance Committee are Messrs. Wheat (Chairperson), Hughes and Igdaloff, each of whom the Board in its business judgment has determined is independent as defined by the New York Stock Exchange listing standards. The Committee met twice in 2015.

The Nominating & Corporate Governance Committee considers candidates for the Board based upon several criteria, including but not limited to their broad-based business and professional skills and experience, concern for the long-term interest of the Company's shareholders, personal integrity and judgment, and knowledge and experience in the Company's industry. The Committee further considers each candidate's independence, as defined by the New York Stock Exchange listing standards. All candidates must have time available to devote to Board duties and responsibilities.

The Nominating & Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year.

Shareholders entitled to vote for the election of directors may submit candidate recommendations for consideration by the Nominating & Corporate Governance Committee if the Company receives timely written notice, in proper form, for each such recommended director candidate. If the notice is not timely and in proper form, the Committee reserves the right to not consider the candidate. Whether the Committee considers the nomination of such candidate depends on the facts and circumstances of the nomination at that time. To be timely, any shareholder desiring to recommend a candidate to be considered by the Nominating & Corporate Governance Committee for nomination at the 2017 Annual Meeting of Shareholders must submit such recommendation in writing to the Secretary of the Company no later than January 2, 2017.

In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by shareholders, the Nominating & Corporate Governance Committee will apply the criteria set forth in the Company's Corporate Governance Guidelines. These criteria include the candidate's integrity, character, business experience, age, diversity, accounting and financial expertise, reputation, civic and community relationships, and knowledge and expertise in matters impacting the Company’s industry. The Nominating & Corporate Governance Committee also considers each candidate’s commitment, diligence, education, business acumen, and ability to act in the interests of all shareholders, including whether the candidate may be impacted by any conflicts of interest. The Committee values diversity in its broadest sense and seeks nominees with a complementary range of opinions, industry knowledge, experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities. The Committee recommends to the Board nominees as appropriate based on these principles.

The Board has concluded that each director nominee possesses the personal traits described above. In considering the director nominees' individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board's committees. In addition, each director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The specific experience, qualifications, attributes and skills that the Board believes each director nominee possesses are discussed under “Proposal One - Election of Directors,” beginning on page 4.

Under the Company's Corporate Governance Guidelines, directors may not stand for reelection after reaching age 70, except that individuals who were serving as directors on March 11, 2010 (which includes Messrs. Akin, Igdaloff and Wheat) may not stand for reelection past age 75.

A shareholder entitled to vote for the election of directors may directly nominate a candidate for election at the 2017 Annual Meeting of Shareholders if written notice of the shareholder's intent to nominate such person for election as director has been given, either by personal delivery or by certified mail, postage prepaid, to the Secretary of the Company and received by either (i) no later than January 6, 2017 and no earlier than October 8, 2016; or (ii) if the 2017 Annual Meeting is held more than 30 days before or after May 17, 2017, then no less than 90 days prior to the 2017 Annual Meeting. The notice must set forth (i) as to the shareholder giving the notice, (1) the name and address, as they appear on the Company's stock transfer books, of such shareholder, (2) a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice, (3) the number of shares of stock of the Company beneficially owned by such shareholder, and (4) a description of all arrangements or understandings between such shareholder and the nominee and any other person or persons pursuant to which the nomination is to be made by the shareholder; and (ii) as to the person whom the shareholder proposes to nominate for election as a director, (1) the name, age, business address and, if known, residence address of such person, (2) the principal occupation or employment of such person, (3) the number of shares of Company stock beneficially owned by such person, (4) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), including a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as a director, and (5) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Annual Board and Committee Evaluations

The Board of Directors recognizes that a constructive evaluation process is an essential corporate governance tool to measure Board effectiveness. In accordance with the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee oversees an annual Board and committee self-evaluation process that involves each director completing detailed questionnaires designed to assess the performance of the Board as a whole and, separately, the performance of each of its committees and individual directors. The Nominating & Corporate Governance Committee reports its findings and conclusions to the Board, identifying any areas of improvement.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All of the then-serving directors attended the 2015 Annual Meeting of Shareholders.

Directors' Compensation

Director compensation is reviewed and approved by the Board of Directors based on recommendations of the Compensation Committee of the Board. The Compensation Committee reviews director compensation annually in an effort to determine if the Company pays competitive compensation to attract and retain highly-qualified individuals.

In consideration of an increase in number of Board and committee meetings in recent years and a general trend among public companies moving away from paying per meeting fees, during 2014 the Compensation Committee evaluated whether to change its non-employee director compensation to a more simplified structure with an increased annual retainer in lieu of paying a per meeting fee. After reviewing the director compensation practices of other public mortgage REITs and in consultation with FPL, the Compensation Committee recommended and the Board of Directors approved a change in the non-employee directors’ cash compensation. Effective January 1, 2015, each non-employee director receives an annual retainer of $55,000, paid quarterly and prorated for the number of months served in the case of a director who joins or leaves the Board during the year, plus an additional $1,000 for each meeting of the Board or a Board Committee attended as a member above 15 meetings per year. The Board also approved the following additional annual retainers: $15,000 to the Lead Independent Director, $10,000 to the Chairperson of the Audit Committee, and $5,000 each to the Chairpersons of the Compensation Committee and the Nominating & Corporate Governance Committee.

Each non-employee director also receives an annual equity award in an amount of $50,000, based on the closing price of the common stock on the date of grant, rounded up in the case of a fractional share. These stock awards are granted under the Company’s 2009 Stock and Incentive Plan. For 2015, each non-employee director received a grant of 6,511 shares of restricted common stock which shares will vest at the end of one year. The Company's practice is to grant such shares as of the first Friday following each year's annual meeting of shareholders.

Directors are reimbursed expenses related to their attendance at Board of Director or committee meetings.

Change for 2016. As part of the Company’s ongoing succession planning, Mr. Akin will transition from employment with the Company as Executive Chairperson to the role of non-executive Chairperson of the Board, effective as of the Annual Meeting. In his capacity as non-executive Chairperson of the Board, Mr. Akin will receive an annual Chairperson fee of $75,000 in addition to the compensation described above for non-employee directors.

The following table shows the compensation earned by each of the directors for service during 2015:

DIRECTOR COMPENSATION FOR 2015
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards (2) ($)	Option Awards (3) ($)	All Other Compensation (4) ($)	Total ($)
Michael R. Hughes	$70,375	$50,004	$—	$5,984	$126,363
Barry A. Igdaloff	63,000	50,004	—	5,984	118,988
Valerie A. Mosley	53,000	50,004	—	5,984	108,988
Robert A. Salcetti	53,000	50,004	—	5,984	108,988
James C. Wheat, III	57,375	50,004	—	5,984	113,363

__________

* Columns for “Non-Equity Incentive Plan Compensation” and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)	Thomas B. Akin, the Company's Executive Chairperson, and Byron L. Boston, the Company’s, Chief Executive Officer, President and Co-Chief Investment Officer, are not included in this table as they are employees of the Company. Mr. Akin's and Mr. Boston's compensation for service as executive officers is included in the Summary Compensation Table on page 33.
(2)	The amounts in this column reflect the aggregate grant date fair value of grants of restricted stock to each listed director on May 22, 2015, under the Company’s 2009 Stock and Incentive Plan, calculated in accordance with ASC Topic 718. The grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date. As of December 31, 2015, each of Messrs. Hughes, Igdaloff, Salcetti and Wheat and Ms. Mosley had outstanding 6,511 shares of restricted stock.
(3)	There were no stock options granted in 2015. As of December 31, 2015, none of the directors had any outstanding stock options.
(4)	The amounts in this column reflect the amount of dividends paid in 2015 on unvested restricted stock held by the directors.

OWNERSHIP OF STOCK

Security Ownership of Management

The following table sets forth information regarding the beneficial ownership of shares of common stock and preferred stock as of March 3, 2016, by: (a) each director of the Company, (b) each named executive officer of the Company, (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each person has sole investment and sole voting power with respect to the securities shown. The business address of each director and named executive officer is the Company's principal address.

	Common Stock		Series A Preferred Stock (1)		Series B Preferred Stock (2)
Name	Shares	Percentage (3)	Shares	Percentage (4)	Shares	Percentage (5)
Thomas B. Akin (6)	2,638,361	5.4%	—	—	—	—
Stephen J. Benedetti (7)	270,323	*	—	—	—	—
Byron L. Boston (8)	507,493	1.0%	—	—	—	—
Michael R. Hughes (9)	154,028	*	—	—	—	—
Barry A. Igdaloff (10)	911,892	1.9%	6,700	*	—	—
Valerie A. Mosley (11)	12,346	*	—	—	—	—
Smriti L. Popenoe (12)	100,688	*	—	—	—	—
Robert A. Salcetti (13)	57,846	*	—	—	—	—
James C. Wheat, III (14)	110,346	*	—	—	—	—
All directors and executive officers as a group (9 persons)	4,763,323	9.7%	6,700	*	—	—

_______________

*	Percentage of ownership is less than one percent of the outstanding shares.

For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”).

(1)	The shares of Series A Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.
(2)	The shares of Series B Preferred Stock are nonvoting except in very limited circumstances affecting the rights of the holders of such shares and are not convertible into common stock except in connection with certain change in control events.
(3)	Each percentage is based on 49,109,339 shares of common stock issued and outstanding.
(4)	Each percentage is based upon 2,300,000 shares of Series A Preferred Stock issued and outstanding.
(5)	Each percentage is based upon 2,250,000 shares of Series B Preferred Stock issued and outstanding.
(6)	Amount includes 1,305,083 shares of common stock owned by Talkot Fund, L.P., of which Mr. Akin is the managing general partner, 75,748 shares of common stock held jointly with Mr. Akin's spouse over which Mr. Akin shares voting and investment power, and 32,500 shares held in a trust account of which Mr. Akin's spouse is the trustee and over which Mr. Akin shares voting and investment power. Amount includes 101,986 restricted shares of common stock over which Mr. Akin does not have investment power until such shares vest.
(7)	Amount includes 80,623 restricted shares of common stock over which Mr. Benedetti does not have investment power until such shares vest.
(8)	Amount includes 246,525 restricted shares of common stock over which Mr. Boston does not have investment power until such shares vest.
(9)	Amount includes 6,200 shares of common stock held in Mr. Hughes' spouse's IRA account and 32,700 shares of common stock held in Mr. Hughes' mother-in-law's account, over which accounts Mr. Hughes shares voting and investment power. Amount also includes 6,511 restricted shares of common stock over which Mr. Hughes does not have investment power until such shares vest on May 21, 2016.
(10)	Amount includes 590,164 shares of common stock and 6,700 shares of Series A Preferred Stock owned by clients of Rose Capital, of which Mr. Igdaloff is the sole proprietor. Mr. Igdaloff shares the power to vote and dispose of such shares. Amount also includes 6,511 restricted shares of common stock over which Mr. Igdaloff does not have investment power until such shares vest on May 21, 2016 and 3,062 shares held by Mr. Igdaloff’s spouse, over which Mr. Igdaloff shares voting and investment power.

(11)	Amount includes 6,511 restricted shares of common stock over which Ms. Mosley does not have investment power until such shares vest on May 21, 2016.
(12)	Amount includes 68,500 restricted shares of common stock over which Ms. Popenoe does not have investment power until such shares vest.
(13)	Amount includes 6,511 restricted shares of common stock over which Mr. Salcetti does not have investment power until such shares vest on May 21, 2016.
(14)	Amount includes 5,000 shares of common stock held in a trust account and 10,000 shares of common stock held in an IRA account, over which accounts Mr. Wheat shares voting and investment power. Amount also includes 6,511 restricted shares of common stock over which Mr. Wheat does not have investment power until such shares vest on May 21, 2016.

Common Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding the beneficial ownership of shares of common stock by persons or entities known by the Company to be beneficial owners of more than 5% of our voting securities as of March 3, 2016.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Thornburg Investment Management Inc. 2300 North Ridgetop Road Sante Fe, NM 87506	4,418,542 shares (2)	9.0%

(1)	Percentage is based on 49,109,339 shares of common stock issued and outstanding.
(2)	Based solely on information as of December 31, 2015 contained in Amendment No. 4 to Schedule 13G filed with the SEC on February 12, 2016 by Thornburg Investment Management Inc., including notice that it has sole investment and sole voting power as to 4,418,542 shares of common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and controller, and any persons who own more than 10% of the outstanding shares of common stock to file with the SEC reports of ownership and changes in ownership of common stock. Our directors, executive officers and controller are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Generally, we will prepare all Section 16(a) filings with the SEC for our directors, executive officers and controller. Based solely on a review of the copies of such reports filed with the SEC and written representations that no other reports were required, we believe that our directors, executive officers and controller complied with all such reporting requirements during 2015, except for Mr. Boston, Mr. Jeffrey Childress and Ms. Popenoe who each reported one transaction late on a Form 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the Company’s named executive officers for 2015. The Company had four executive officers for 2015, who are referred to in this Proxy Statement as our “named executive officers” and are listed below with their current titles:

• Thomas B. Akin, Executive Chairperson
• Byron L. Boston, Chief Executive Officer, President and Co-Chief Investment Officer
• Stephen J. Benedetti, Executive Vice President, Chief Financial Officer and Chief Operating Officer
• Smriti L. Popenoe, Executive Vice President and Co-Chief Investment Officer

Executive Summary

As discussed further below, as a result of the overall decline in corporate performance in 2015, the Compensation Committee awarded aggregate incentive compensation to Messrs. Boston and Benedetti and Ms. Popenoe of $2.1 million versus $2.6 million in aggregate incentive compensation for 2014. The performance award for 2015 of $2.1 million amounted to an achievement of 84% of the aggregate discretionary target bonus as determined by the Compensation Committee for these individuals for corporate and individual performance in 2015. Mr. Akin did not receive any incentive compensation for 2015.

In December 2015, the independent directors approved a new Executive Incentive Plan to replace the Company’s Performance Bonus Program, effective January 1, 2016. The Executive Incentive Plan includes both an annual incentive component (with a 1-year performance period) and a separate long-term incentive component (with a 3-year performance period). The Executive Incentive Plan has a mix of quantitative and qualitative objectives with a combination of fixed and variable weightings for the metrics included in the Executive Incentive Plan. Payouts under the Executive Incentive Plan are intended to comprise both the executive officer’s cash and equity incentive awards in any given year. The Compensation Committee views adoption of the Executive Incentive Plan as critical to its efforts in modernizing the Company’s incentive compensation program and establishing a clear framework while seeking to strengthen alignment with shareholders as it relates to incentive compensation.

Compensation Committee

The Compensation Committee is responsible for the development, oversight and implementation of our compensation program for our executive officers. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

Information on the Compensation Committee's processes and procedures for the consideration and determination of executive and director compensation is included under the captions “Corporate Governance and the Board of Directors - Committees of the Board - Compensation Committee” and “- Directors' Compensation.”

Compensation Objectives and Philosophy

Our executive compensation program is designed to attract and retain highly skilled and motivated employees who will manage the Company in a manner to:

•	promote our growth and profitability,
•	preserve our capital, and
•	advance the interests of our shareholders.

We incorporate a pay-for-performance philosophy into the design of our compensation programs by linking incentive compensation to our operating performance and the attainment of both corporate and individual financial, operational and strategic objectives.

Program Design. Our compensation program is designed to provide levels of compensation that are competitive and also reflective of both the individual's and the Company's performance in achieving our goals and objectives. The Compensation Committee seeks to provide a mix of compensation that will align the short-term and long-term interests of our executive officers with that of our shareholders. The Compensation Committee strives to establish competitive compensation packages which strike a balance between recognition of recent performance and aligning the interests of management on a longer-term basis with that of the Company's shareholders. Further, it is the intent of the Compensation Committee, and executive management, that this compensation philosophy be applied throughout the organization and that the types of compensation and benefits described herein provided to the executive officers generally be provided in similar fashion to all other employees.

The Compensation Committee understands that the specialized nature and complexities of the Company's business, and in particular its investment, financing and risk management activities and REIT structure, require individuals with unique skills and experience. The Compensation Committee also understands the potential volatility in the Company’s performance given its use of leverage to enhance its return to shareholders, and the Company’s exposure to macroeconomic conditions, monetary policy (globally but especially in the U.S.), regulatory policy, and fiscal policy. The Company is also exposed to general market conditions for our investments which may impact their performance and their liquidity. Many factors affecting Company performance are beyond its control, and the Compensation Committee has sought to establish a compensation program, and performance criteria, that accounts for the potential volatility of the Company’s results on a year-to-year basis.

Pay-for-Performance. The primary elements of our compensation program are base salary, incentive compensation (paid in a combination of cash and stock) and to a lesser extent, other benefits or agreements. These components of executive compensation are used together in an attempt to strike an appropriate balance between cash and stock-based compensation, between short-term and long-term incentives and between guaranteed and “at-risk” compensation.

As part of our pay-for-performance compensation philosophy, we expect a meaningful portion of an executive officer's total compensation to be at risk, tied to our annual and long-term performance as well as to the creation and protection of shareholder value. We believe that incentive compensation should be tied directly to both corporate performance and individual performance for the applicable performance period, including the achievement of identified goals as they pertain to the areas of our financial performance, and for operations for which the executive officer is personally responsible and accountable. Under our compensation approach, performance that exceeds identified goals results in increased total compensation, and performance that falls below identified goals results in lower total compensation. Reflecting this pay-for-performance philosophy, the annual incentive compensation paid to Messrs. Boston and Benedetti and Ms. Popenoe declined on average 19% (based on the information included in the table on page 21) for 2015 as a result of the overall decline in corporate performance in 2015. In particular, core net operating income per common share was down $0.06 or 6.0% and the Company posted a negative 3.9% total economic return (defined below) and a negative 12.0% total shareholder return.

In addition, by paying a significant portion of any incentive compensation in stock, the Company also ensures a focus on longer-term performance objectives by aligning a portion of executive compensation to the Company's long-term performance, as reflected in dividends paid, changes in book value per common share and its stock price.

Shareholder Alignment. An important consideration for the Compensation Committee is the alignment of management compensation with shareholder interests. This includes the pay-for-performance concepts discussed above such as total economic return, but it is also incorporated in the significant amount of compensation of the executives that is paid in stock and in dividends on unvested restricted stock. As indicated in the charts below, approximately 38.5% of the CEO’s and approximately 24.0% of the average of Mr. Benedetti’s and Ms. Popenoe’s 2015 compensation was paid in equity and dividends on unvested restricted stock. The Compensation Committee believes that having such a large portion of compensation tied directly to the value of the Company’s equity and the payment of dividends is critical to ensuring the appropriate alignment with the interests of the Company’s shareholders. In addition, as shown below, approximately 65.6% of Mr. Boston’s 2015 compensation as CEO and approximately 58.0% of the average of Mr. Benedetti’s and Ms. Popenoe’s 2015 compensation as our other Named Executive Officers was linked to the achievement of performance objectives. For purposes of the charts below, compensation consists of base salary and other benefits (401(k) plan match, insurance related premiums and gross-ups and other personal benefits), incentive compensation paid in cash, and incentive compensation paid in stock including dividends paid on restricted stock. Mr. Akin is excluded from the below presentation because as part of the Company’s ongoing succession planning, Mr. Akin did not receive any incentive compensation for 2015.

2015 Say on Pay Vote; Shareholder Engagement

At the 2015 Annual Meeting of Shareholders, the Company asked its shareholders to vote to approve, on an advisory basis, the Company’s executive compensation. Approximately 85.7% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers, while approximately 14.3% voted against.

The Compensation Committee values the input of our shareholders regarding the design and effectiveness of our executive compensation program. Due in part to a negative recommendation from Institutional Shareholder Services, the votes cast in favor of our executive compensation in our 2015 advisory "say-on-pay" vote fell below 90% for the first time. The Compensation Committee took this message of decreased support for our executive compensation program very seriously. To better understand shareholder perspectives on this important topic, the Compensation Committee authorized executive management to engage in a shareholder outreach effort which included direct discussions with several of the Company’s largest shareholders.

While investors had varying perspectives, a few common themes emerged from the discussions. These themes included a desire to see (1) a greater link between CEO pay and Company performance, (2) less Compensation Committee discretion with respect to incentive awards for executives, (3) longer performance periods for performance-based awards and (4) performance metrics that are viewed to more closely link executive pay with shareholder value, such as total shareholder return.

The Compensation Committee carefully considered the perspectives heard during the shareholder outreach efforts and reviewed the results of the discussions over several months, along with input from the Compensation Committee’s compensation consultant. The results of these discussions are reflected in the new Executive Incentive Plan the Company adopted in December 2015. As described in more detail under “Incentive Compensation” below, the Executive Incentive Plan retains aspects of the Company’s prior Performance Bonus Program that remain relevant to the Company’s compensation philosophy and strategic objectives, and incorporates new features that reflect evolving compensation practices and feedback from shareholders and advisors. The Compensation Committee believes the Executive Incentive Plan will provide improved incentives to the Company’s executive officers to achieve corporate and individual objectives with a more formulaic and transparent approach. The Compensation Committee believes that adoption of the Executive Incentive Plan addresses many of the key concerns raised by shareholders and will result in an even greater alignment between the interests of our named executive officers and those of our shareholders.

Company Performance Highlights

	2015	2014	2013
Net income to common shareholders (GAAP)	$7.4 million	$18.6 million	$60.2 million
Core net operating income to common shareholders (non-GAAP)	$49.2 million	$54.2 million	$63.8 million
Net income to common shareholders per common share (GAAP)	$0.14	$0.34	$1.10
Core net operating income to common shareholders per common share (non-GAAP)	$0.93	$0.99	$1.17
Dividends declared per common share	$0.96	$1.00	$1.12
Total economic return to common shareholders(1)	-3.9%	15.3%	-4.8%
Return on equity – Core (2)	10.3%	11.4%	11.4%
Total shareholder return (3)	-12.0%	16.0%	-4.5%
Book value per common share, period end	$7.71	$9.02	$8.69

(1)	Calculated as the sum of (i) dividends declared on common stock and (ii) change in book value per common share for the period, divided by beginning book value per common share.
(2)	Calculated as defined under the new Executive Incentive Plan using the Company’s core net operating income per basic common share.
(3)	Source: Bloomberg.

Net income to common shareholders on a GAAP basis decreased compared to 2014 due primarily to a decline in net interest income in 2015 and lower gains on sales of investments, net, partially offset by a decline in losses on derivative hedging instruments. Core net operating income to common shareholders declined in 2015, by 0.2%, primarily due to lower adjusted net interest income of $2.9 million and higher general and administrative expenses of $1.7 million.  Core net operating income to common shareholders per common share declined $0.06 per share, or 6.0% for similar reasons but did not decline as much as core net operating income because the Company executed accretive repurchases of common shares during the year. Total economic return to common shareholders was a negative 3.9% in 2015 versus a positive 15.3% in 2014 primarily reflecting the decline in book value per common share of $1.31, or 14.5% versus 2014. Total economic return to common shareholders equals the sum of (i) $0.96 in dividends declared per common share and (ii) -$1.31 decline in book value per common share divided by beginning book value per common share of $9.02. For a reconciliation between GAAP (net income to common shareholders) and non-GAAP (core net operating income to common shareholders) financial measures, see pages 31-32 of the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2016. In considering management’s performance for purposes of incentive compensation for 2015, the Compensation Committee considered primarily core net operating income to common shareholders rather than its GAAP counterpart as discussed further below.

How Executive Pay Levels are Determined

The Compensation Committee annually reviews our executive compensation program and its elements. All decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors, and in the case of the CEO’s compensation are approved by the independent directors. The Compensation Committee periodically solicits input from FPL and management for information related to peer company compensation and performance. The Compensation Committee also reviews management’s calculations of the achievement of quantitative performance metrics and management’s observations with respect to the achievement of qualitative performance goals.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation (for our executive officers as well as our entire employee base), as well as the mix of salary, and incentive compensation, using a number of factors including the following:

•	Historical cash and equity compensation levels,
•	The financial performance of the Company primarily as measured by core net operating income per common share and dividends per share for the year and the change in book value per common share,
•	The operating performance of the Company,
•	The performance of the executive officer, as determined by Mr. Boston and reviewed by the Compensation Committee in the case of Messrs. Akin and Benedetti and Ms. Popenoe, and as determined by the Compensation Committee and recommended to the independent directors in the case of Mr. Boston,
•	Total general and administrative expense as a percentage of year-end and average shareholders' equity, and
•	Comparative industry and market data.

With respect to comparative industry data, with assistance from FPL and management, the Compensation Committee periodically reviews executive salaries, compensation structures and the financial performance of comparable companies in a designated peer group recommended by FPL. The peer group used for comparison purposes may change from year to year, but focuses principally on public mortgage REITs that have a similar business to ours or are similar to our Company in complexity. Many mortgage REITs are externally managed and executive officer compensation for them is not readily available. The most recent executive compensation peer group comparison analysis prepared by FPL for the Compensation Committee was in October 2013 and included the following companies: Arbor Realty Trust, Capstead Mortgage Corporation, CYS Investments, Inc., MFA Financial, Inc., New York Mortgage Trust, Inc., Northstar Realty Finance Corp, RAIT Financial Trust and Redwood Trust, Inc. The Compensation Committee did not utilize specific peer company compensation information for determining compensation for 2015.

In general, our executive officers' compensation packages are meant to be structured in a manner similar to the peer companies listed above, though there may be significant variation in the types of awards made to executive officers and also the metrics used in incentive compensation plans. Our executive officer compensation may differ in the amount of total compensation or in the amounts allocated to base salaries, annual incentive bonuses or long-term incentive stock awards versus the peer group listed above. Overall, the Compensation Committee viewed the level of executive officer compensation as appropriate given our performance and size versus the activities and size of other companies reviewed for 2015.

The table below shows each named executive officer’s total direct compensation for services rendered in 2015, 2014 and 2013. The table below reflects the way the Compensation Committee considers executive compensation versus the Summary Compensation Table on page 33, which for 2014 and 2013 includes additional stock awards granted in 2014 and 2013 for 2013 and 2012 performance, whereas the table below includes stock awards in the year for which they were paid. The table below supplements, but does not replace, the Summary Compensation Table.

Name	Year	Salary	Bonus Awards		Stock Awards (2)	Dividends Paid on Unvested Restricted Stock	Total Annual Salary & Incentive Compensation
			Cash Awards	Stock Awards (1)
Thomas B. Akin	2015	$500,000	$—	$—	$—	$171,600	$671,600
	2014	500,000	250,000	249,993	—	200,659	1,200,652
	2013	600,000	—	629,994	459,998	162,029	1,852,021
Byron L. Boston	2015	675,000	562,501	562,499	—	238,322	2,038,322
	2014	675,000	675,000	674,997	—	239,316	2,264,313
	2013	600,000	—	629,994	692,995	184,649	2,107,638
Stephen J. Benedetti	2015	375,000	314,391	157,167	—	81,323	927,881
	2014	375,000	281,250	281,247	—	80,271	1,017,768
	2013	375,000	142,500	149,618	267,997	77,869	1,012,984
Smriti L. Popenoe	2015	408,000	350,558	175,249	—	57,426	991,233
	2014	408,000	346,000	346,000	300,000	28,125	1,428,125
(1)	For 2015, these awards were granted on February 22, 2016 but related to 2015 performance. For 2014, these awards were granted February 25, 2015 but related to 2014 performance. For 2013, these awards were granted on January 28, 2014 but relate to 2013 performance.
(2)	For 2015 and 2014, no separate restricted stock awards were granted to the executive officers outside of the portion of their annual bonus awards that was paid in restricted stock. For 2013, these awards were granted on January 21, 2014 but relate to 2013 performance.

Components of Executive Compensation

The elements of our compensation program for 2015 included base salary and incentive compensation paid partly in cash and partly in stock awards under our 2009 Stock and Incentive Plan. These elements are consistent with our compensation program in prior years. We provide certain retirement benefits through our 401(k) Savings Plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance, as well as certain perquisites.

Each of the principal components of executive compensation is designed to reward and provide incentives to the executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by each of the named executive officers during 2015 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary. Our base salary philosophy is to provide reasonable current income to our executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. The Compensation Committee establishes the annual salary for executive officers other than our CEO and recommends our CEO’s base salary to the independent directors for approval. In determining salaries, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense, particularly relative to our size and equity capital base.

The table below presents the base salary for each of our named executive officers for 2016, 2015 and 2014. After reducing Mr. Akin’s salary and increasing Mr. Boston’s salary in 2014, as the CEO role was transitioned from Mr. Akin to Mr. Boston, the Compensation Committee and the independent directors determined not to make any changes to base salaries for 2015. The amounts included in the table for 2016 were determined by the Compensation Committee and the independent directors in February and March, 2016, respectively. Mr. Akin’s 2016 salary will be prorated for his service through May 17, 2016, at which time he will transition to non-employee Chairperson of the Board and receive compensation as a non-employee director as disclosed on page 15.

Base Salary
Name	2016	2015	2014
Thomas B. Akin (1)	$188,525	$500,000	$500,000
Byron L. Boston	675,000	675,000	675,000
Stephen J. Benedetti	375,000	375,000	375,000
Smriti L. Popenoe	408,000	408,000	408,000
(1)	For 2016, Mr. Akin's base salary of $500,000 is pro-rated through May 17, 2016.

Incentive Compensation. In December 2015, the Company adopted the Executive Incentive Plan to replace the Performance Bonus Program that had been in place for several years. In connection with this new incentive compensation plan, the Compensation Committee and the independent directors decided that in determining bonuses to be awarded to the executive officers for 2015 performance, the Compensation Committee should not follow the terms of the Performance Bonus Program given the inapplicability of certain provisions of the Performance Bonus Program and the fact that the Company had been working to replace that plan during 2015. Instead, even though the Executive Incentive Plan did not become effective until January 1, 2016, the Compensation Committee evaluated 2015 individual and Company performance using the individual and corporate objectives that the Board approved at the beginning of 2015 as part of the Company’s strategic planning for 2015 and then determined in its discretion appropriate bonus awards for the executive officers consistent with the spirit of the Executive Incentive Plan. In determining the incentive compensation for each of the executive officers, the Compensation Committee in its discretion selected the same target incentive opportunities set forth in the Executive Incentive Plan which were 200% of base salary for Mr. Boston and 150% of base salary for both Mr. Benedetti and Ms. Popenoe. Given the succession planning for the Company, the Committee had previously determined that Mr. Akin would not be eligible for incentive compensation for 2015.

Incentive compensation for 2015 performance was determined by the Compensation Committee in its discretion based on an evaluation of the Company’s core return on equity (Core ROE) as calculated under the new Executive Incentive Plan, book value per common share as of December 31, 2015 compared to December 31, 2014 and achievement with respect to corporate and individual objectives. While not tied to a formal incentive plan for 2015, the Company’s corporate financial performance goals for 2015 were:

•	Targeted Core ROE of 10.0% within a minimum and maximum range of 8.0%-12.0%,
•	Book value per common share target of $9.02 and no less than $8.12 per common share, and
•	Operate at a general and administrative (G&A) expense ratio of no more than 2.60% of the greater of beginning or average shareholders’ equity for 2015 (but excluding costs related to potential contingent liabilities or litigation).

With respect to the financial performance goals noted above, Core ROE as computed for 2015 using core net operating income to common shareholders (a non-GAAP measure) was 10.4% based on beginning of the year book value per common share, slightly above the target goal for 2015. Book value per common share as of December 31, 2015 was $7.71, significantly below the target goal for 2015. G&A expense ratio was 2.54%, below (i.e., better than) the target goal of 2.60% for 2015.

The strategic and operational goals for the executives for 2015 were as follows:

•	Continue to enhance the capability of the operating infrastructure to ensure efficient and effective management of up to $1 billion in shareholder capital,
•	Implement an enterprise risk management framework that protects shareholder value,
•	Implement a management operating committee framework that enables management to timely respond to the critical needs of the business and changes in the market environment,
•	Continue to develop and implement relationship management committee that provides oversight for the Company’s management of and interactions with its business partners, creditors, key vendors, trading partners, investors, bankers and competitors, and

•	Improve the performance and effectiveness of our human capital to ensure that the Company has peak performers in all functional areas.

The Company also set several personal and other corporate objective goals for Mr. Boston as Chief Executive Officer, including the following:

•	Overseeing the framework for disciplined decision-making across the Company,
•	Establishing a captive insurance company and becoming a member of a Federal Home Loan Bank institution,
•	Continuing to develop as a CEO by providing leadership to the executive team, developing relationships with peers and members of the Board, and ensuring that the Company operates at a high level of integrity and governance, and
•	Continue to develop strategic relationships that benefit the Company across its entire platform.

The Compensation Committee reviewed the individual performance of Messrs. Boston and Benedetti and Ms. Popenoe with respect to their contributions to meeting these strategic and operational goals for 2015 and, in addition, the performance of their responsibilities as Chief Executive Officer, President and Co-Chief Investment Officer, Executive Vice President, Chief Financial Officer and Chief Operating Officer and Executive Vice President and Co-Chief Investment Officer, respectively. The Compensation Committee did not assign specific weightings to any of the factors noted above but in their evaluation the Compensation Committee did consider the potential contribution of each of the executive officers to the accomplishment of these goals.

The Compensation Committee reviewed the performance of the Company and each of the individual executive officer’s performance against these goals. Mr. Boston was awarded 100% achievement for his performance versus the strategic and operational goals noted above, as well as his personal goals. Ms. Popenoe was awarded 98.8% achievement versus these goals as her performance was modestly reduced for lack of complete achievement related to human capital objectives. Mr. Benedetti was awarded 88.1% achievement versus these goals. Mr. Benedetti’s performance was reduced for not completing certain achievements related to enhancing the capability of the Company’s operating infrastructure and process enhancements related to the management operating committee.

As part of its overall review of Company performance, the Compensation Committee also noted that total economic return to common shareholders was a negative 3.9% for 2015, compared to 15.3% for 2014. The Compensation Committee viewed total economic return for 2015 (consisting of a $1.31 decrease in book value per common share and declared dividends of $0.96 per common share versus beginning book value of $9.02 per common share) as an important measure of the overall value created for shareholders during the year. The Compensation Committee noted however, that a large portion of the decline in book value per common share resulted from a decline in fair value of the Company’s investments from credit spread widening as a result of market concerns regarding the macroeconomic environment in the second half of 2015, which management largely could not have avoided. The Compensation Committee acknowledged that exposure to credit spread risk is a fundamental risk of the Company’s business model.

The Compensation Committee considered all of the factors above and awarded total bonuses of $2.1 million to the executive officers in February 2016 as set forth in the table below. As previously noted, the Compensation Committee selected target bonuses for each of the executives similar to the percentage targets included in the Executive Incentive Plan. Mr. Boston was awarded 166.7% of his base salary versus a target of 200%. Mr. Benedetti and Ms. Popenoe were awarded 125.7% and 128.9%, respectively versus a target of 150%. The approved bonus awards for Messrs. Boston and Benedetti and Ms. Popenoe were $224,997, or 16.7%, $90,939, or 16.2% and $166,193 or 24.0% lower than their bonus awards for 2014 performance, respectively. Ms. Popenoe’s bonus was significantly lower on a dollar and percentage basis than in 2014 because her 2014 bonus was based on a target opportunity of up to 200% of base salary under the Performance Bonus Program.

Name	Amount of 2015 Bonus Award	Amount of 2015 Bonus Award as Percentage of Base Salary	% of Maximum Potential Bonus Award	Portion Required to be Paid in Restricted Shares
Thomas B. Akin	n/a	n/a	n/a	n/a
Byron L. Boston	$1,125,000	166.7%	n/a	50.0%
Stephen J. Benedetti	471,558	125.7%	n/a	33.3%
Smriti L. Popenoe	525,807	128.9%	n/a	33.3%

As in 2015, the Compensation Committee felt that it was important that part of the bonus compensation for management be paid in restricted common stock of the Company and approved the payment of the executive officers’ bonus awards partly in cash and partly in restricted stock as shown in the table above. The restricted stock portions of the bonuses were paid on February 22, 2016 and the cash portions of the bonuses were paid on March 10, 2016. The restricted stock will vest over a period of three years and was issued under the 2009 Stock and Incentive Plan.

New Executive Incentive Plan for 2016. As discussed above, in December 2015, the independent directors approved the Executive Incentive Plan to replace the Company’s Performance Bonus Program, effective January 1, 2016. The Executive Incentive Plan retains aspects of the Performance Bonus Program that remain relevant to the Company’s compensation philosophy and strategic objectives, and incorporates new features that reflect evolving compensation practices and feedback from shareholders, the Compensation Committee’s compensation consultant and influential advisory firms. The Company believes the Executive Incentive Plan will provide improved incentives to the Company’s executive officers to achieve corporate and individual objectives and better align their interests with those of shareholders. In a change from the Performance Bonus Program, the Executive Incentive Plan has both an annual incentive component (with a 1-year performance period) and a separate long-term incentive component (with a 3-year performance period). Consistent with the Company’s approach in 2015 and 2014, payouts under the Executive Incentive Plan are anticipated to comprise both the executive officer’s cash and equity incentive awards in any given year.

Individuals, other than the Executive Chairperson, serving as executive officers each year will be eligible to participate in the Executive Incentive Plan. For 2016, the participants include Messrs. Boston and Benedetti and Ms. Popenoe, each of whom is a named executive officer.

Each year, a participant will be granted an incentive opportunity equal to the following percentages of his/her base salary as of January 1 of that year:

	Target Incentive Opportunity	Maximum Incentive Opportunity
CEO	200%	400%
EVP	150%	300%

Each year, the total incentive opportunity will be allocated 80% to the annual incentive component and 20% to the long-term incentive component.

Bonuses under the Executive Incentive Plan will be earned by the participants based on the achievement of various performance goals for the applicable annual or long-term performance period.

Annual Incentive Component (80%). The annual incentive component will consist of the following performance goals, weighted as follows:

Metric	Weighting (of incentive opportunity)
Core Return on Equity (Core ROE)	0% - 40%
Book value per common share	0% - 40%
Corporate/individual objectives	40%

At the beginning of each year, the Compensation Committee will establish the weightings and the minimum, target and maximum performance targets for the annual incentive component goals, including the corporate and individual objectives and related weightings for each participant for the 1-year performance period. Core ROE will be calculated using the Company’s core net operating income per basic common share divided by book value per common share at the end of the prior period. The corporate/individual objectives may be different for each participant and may consist of quantitative or qualitative Company or individual goals, including but not limited to: annual and/or longer-term performance versus a benchmark and/or a select group of peers; general and administrative expense efficiency ratio; attainment of Company strategic objectives; and attainment of personal objectives.

To determine each participant’s annual incentive bonus earned, after the end of each 1-year performance period, the Compensation Committee will determine the level of performance achieved with respect to each of the annual incentive component performance goals. Performance for each goal can range from 0-200% and will be based on quantitative calculations in the case of the Core ROE and Book value per common share goals. Performance with respect to the corporate/individual objectives will be determined by the Compensation Committee in its good faith discretion in accordance with the criteria previously established. Subject to the Compensation Committee’s ability to increase or decrease the bonus amount by up to 10% in its discretion (without exceeding the maximum incentive opportunity), each participant’s bonus amount for the annual incentive component will be equal to the performance level achieved for the relevant performance goal, multiplied by the relevant weighting for such goal, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

Long-Term Incentive Component (20%). The long-term incentive component will consist of the following performance goal, weighted as follows:

Metric	Weighting (of incentive opportunity)
Total Economic Return (TER)	20%

At the beginning of each year, the Compensation Committee will establish the minimum, target and maximum performance targets for the TER goal for the long-term performance period, which will generally be 3 years, except during the first 2 transition years of the Executive Incentive Plan where this component will have a 1-year performance period and a 2-year performance period, respectively. TER will be calculated as the sum of (A) the change in the Company’s GAAP book value per common share over the performance period and (B) the cumulative dividends declared by the Company during the performance period, divided by the book value per common share at the beginning of the period and further divided by 3 (or 1 or 2 in the case of the transition performance periods).

To determine each participant’s long-term incentive bonus earned, after the end of each long-term performance period, the Compensation Committee will determine the level of performance achieved with respect to the TER performance goal. Performance can range from 0-200% and will be based on quantitative calculations. Subject to the Compensation Committee’s ability to increase or decrease the bonus amount by up to 10% in its discretion (without exceeding the maximum incentive opportunity), each participant’s bonus amount for the long-term incentive component will be equal to the performance level achieved for the TER performance goal, multiplied by 20%, multiplied by the participant’s target incentive opportunity percentage, multiplied by the participant’s applicable base salary amount.

To further align the participants’ interests with those of shareholders, the bonus amounts determined for the annual incentive component and for the long-term incentive component for any performance period will be paid partly in shares of the Company’s common stock, as follows:

Cash/Stock Allocation
CEO	Cash: 0% - 50% Stock: 50% - 100%
EVP	Cash: 66.67% Stock: 33.33%

The allocation between cash and stock for the EVP bonus amounts is fixed. A minimum of 50% of each of the CEO’s bonus amounts will be paid in stock, with the exact allocation determined by the Compensation Committee for each bonus payment.

The stock portion of the bonus amount for the annual incentive component will be paid in restricted stock, vesting in equal 1/3 installments on the 1st, 2nd and 3rd anniversaries of the grant. The stock portion of the bonus amount for the long-term incentive component will be paid in unrestricted stock. In each case, the stock will be granted under the Company’s 2009 Stock and Executive Incentive Plan (or its successor).

The cash and stock portions of any annual or long-term incentive bonus earned under the Executive Incentive Plan will be paid on the same date no later than the March 15 following the end of each performance period.

Any bonus amount paid under the Executive Incentive Plan will be subject to clawback in the event repayment is required by applicable law or regulation or stock exchange requirement.

Long-Term Equity Incentives. Since 2010, long-term equity incentives have been awarded to executive officers in the form of restricted stock. The goal of the Compensation Committee in granting equity incentives is to directly link an executive's compensation opportunities with creating and protecting shareholder value and to encourage our executive officers to think like owners of the Company. In particular, the Compensation Committee views restricted stock as a strong alignment of interests by making employees direct owners of the Company while providing incentive for employees to remain with the Company as their shares vest.

The Compensation Committee uses multi-year vesting of equity incentive awards. Multi-year vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards. Recent awards of restricted stock generally vest over three-year and four-year periods. Equity incentive awards are currently made pursuant to our 2009 Stock and Incentive Plan.

Similar to the prior year, with respect to 2015 performance, in February 2016, the Compensation Committee determined to grant all restricted stock awards to our executive officers as part of the annual bonus payout. No separate awards of restricted stock were granted to the executive officers and employees for 2015 performance outside of the bonus awards that were paid partly in restricted stock. As noted above, payouts under the Executive Incentive Plan are anticipated to comprise both the executive officer’s cash and equity incentive awards in any given year.

Timing of Long-Term Incentive Awards. We are aware that the release of our quarterly financial results may have an impact on the market price of our common stock, and therefore the value of the long-term incentive awards to our executive officers, as well as stock grants awarded to directors, depending on whether the information is favorable or unfavorable. Our historical practice with respect to the timing of long-term incentive awards had been to approve such grants once each year in the first quarter of the year following the year to which the award pertains. As noted above, long-term incentive restricted stock awards for 2013, 2014 and 2015 performance were granted to certain officers and employees of the Company. The 2014 and 2015 grants occurred in in the first quarter of 2015 and 2016, respectively, in each case after the Company had released its fourth quarter results for the year. The 2013 grants occurred in the first quarter of 2014 before the Company had released its fourth quarter results for 2013, primarily because the Compensation Committee had completed its analysis of the Company’s performance earlier than in prior years. We anticipate that any future grants will be awarded on a timetable similar to our historical practice.

Non-employee directors receive annual grants of restricted stock on the first Friday following the annual meeting of shareholders, generally in May or June of each year, which shares will vest at the end of one year.

In the case of grants to our non-employee directors, we believe that the annual meeting of shareholders is an appropriate time during the year to make equity grants and that a consistent application of our equity granting practices from year to year regardless of the content of the first quarter earnings release is also appropriate. The equity awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive or director compensation. We do not have a practice when granting such awards of setting the exercise price of options or stock appreciation rights based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. All stock incentive awards granted to executives are granted at the closing price of our common stock on the effective date of grant.

Retirement Plans. We provide additional compensation to our executive officers through various plans which are also available to some or all of our other employees. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive's total annual compensation and determining the annual and long-term compensation components described above.

We have a 401(k) Savings Plan for all of our employees. The 401(k) Savings Plan allows eligible employees to defer up to 25% of their eligible income, subject to certain Internal Revenue Code limits, on a pretax basis. We match on a dollar-for-dollar basis up to 6% of an employee's eligible compensation, subject to limitations imposed by the Internal Revenue Code.

Other Benefits and Perquisites. The Company provides our executive officers with perquisites and other personal benefits on a limited basis with overall compensation program objectives to attract and retain high quality executives. The Compensation Committee has reviewed the levels of perquisites and other personal benefits provided to our executive officers and the Compensation Committee believes them to be appropriate.

Mr. Boston relocated in 2011 from Jacksonville, Florida to our headquarters in Richmond, Virginia. The Company reimbursed Mr. Boston for certain relocation expenses and granted him 35,006 shares of restricted stock, which vested quarterly over a three-year period, in connection with his relocation to Richmond in August 2011. The total amount of relocation expense incurred in 2012 for Mr. Boston's relocation to Richmond was $212,472, which equates to the vested amount of his restricted stock grant in connection with his relocation, the related income tax gross-up expense and trailing relocation expenses paid in 2012. The total amount incurred in 2013 for Mr. Boston's relocation to Richmond was $189,337, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense. The total amount incurred in 2014 for Mr. Boston's relocation to Richmond was $128,380, which equates to the vested amount of his restricted stock grant in connection with his relocation and the related income tax gross-up expense. No amounts were incurred in 2015 for Mr. Boston's relocation to Richmond.

In 2015, the Company paid certain legal fees incurred by Mr. Boston in connection with the ongoing negotiation of his new employment agreement.

Details of perquisites provided to the executive officers are set forth in footnotes to the Summary Compensation Table.

Employment Agreements and Severance Agreements.  We have an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. Mr. Akin's employment agreement expired on March 1, 2011 and will not be renewed in light of his transition to non-executive Chairman of the Board in May 2016. Ms. Popenoe does not currently have an employment or severance agreement. The Company is in the process of drafting new employment agreements for Mr. Boston, Mr. Benedetti and Ms. Popenoe and expects to complete this process in 2016. As used below, the terms “cause,” “change in control,” and “good reason” have the respective meanings set forth in the applicable employment or severance agreement.

Mr. Boston.  Mr. Boston's employment agreement provides for his employment as the Chief Investment Officer of the Company, with a current term through March 31, 2017.  The agreement renews automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.  Mr. Boston's employment agreement provides for an initial annual base salary of $275,000 (subject to further increases by the Compensation Committee) and annual cash incentive payments in the form of discretionary annual bonuses and long-term equity incentives in the form of restricted stock.  The agreement provides for his participation in the Performance Bonus Program, although as noted above, for 2015, the Compensation Committee determined not to follow the Performance Bonus Program.  Under his employment agreement, Mr. Boston is entitled to participate in the employee and executive benefit plans and programs implemented by the Company in which other senior executives of the Company are eligible to participate, including life, medical, dental, accidental and disability insurance plans and retirement, deferred compensation and savings plans, in accordance with the terms and conditions of such plans.  Mr. Boston is also eligible to participate in the Company's 401(k) Savings Plan, including the Company match in accordance with the plan's terms.  Under the agreement, Mr. Boston will also be provided with a cell phone and personal data assistant for his use, and the Company will pay for any business-related usage fees for such items.  Mr. Boston's employment agreement provides generally that a lump sum payment will be made to him under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Boston for “good reason,” which includes, among other things, termination after a “change in control,” or the termination of his employment by the Company without “cause.”  In such events, Mr. Boston will have the right to receive a lump sum payment equal to the sum of (i) his base salary through the date of his termination (to the extent not previously paid), reimbursement for any unreimbursed business expenses incurred by him prior to his termination and payment for any vacation time accrued by him but unused as of the date of his termination, together with a portion of certain amounts payable under the Performance Bonus Program, (ii) the equivalent of his then current annual base salary multiplied by 2.99 and (iii) any other amounts or benefits Mr. Boston is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Boston also will become fully vested in any unvested restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Boston at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.

Mr. Boston's employment agreement provides for confidentiality obligations during and following Mr. Boston's employment and includes non-competition provisions that are effective during, and for 90 days following, his employment and non-solicitation provisions that are effective during, and for six months following, his employment.

In all circumstances, any amounts paid by the Company pursuant to Mr. Boston's employment agreement will be limited to the maximum amount deductible under Section 280G of the Internal Revenue Code (and any successor provision).  See further discussion under “Potential Payments upon Termination or Change in Control” below.

Mr. Benedetti. The terms of Mr. Benedetti's severance agreement provide generally that a lump sum payment will be made to Mr. Benedetti under certain circumstances upon his termination of employment with us.  These circumstances include the termination of employment by Mr. Benedetti for “good reason,” which includes termination after a “change in control,” or the termination of his employment by the Company without “cause.”  In such events, Mr. Benedetti will have the right to receive a lump sum payment equal to the sum of (i) his base salary and bonus, to the extent already earned by Mr. Benedetti, but unpaid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company pro-rated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.  Mr. Benedetti also will become fully vested in any restricted stock, options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause.  Finally, in such events, the Company is obligated to provide continued coverage to Mr. Benedetti at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances.

If Mr. Benedetti's employment is terminated for “cause,” the Company will only be obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

If Mr. Benedetti voluntarily terminates his employment for other than “good reason,” the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company.

In all circumstances, any amounts paid by the Company pursuant to the severance agreement will be limited to the maximum amount deductible under Section 280G of the Internal Revenue Code (and any successor provision). See further discussion under “Potential Payments upon Termination or Change in Control” below.

New Employment Agreements for 2016. As noted above, the Compensation Committee continues to negotiate new employment agreements with each of Messrs. Boston and Benedetti and Ms. Popenoe, which are intended to replace any existing employment or severance agreement.

Limitations on Deductibility of Compensation

In making compensation decisions, the Compensation Committee considers Section 162(m) of the Internal Revenue Code (“Section 162(m)”), which limits the federal income tax deductibility of certain compensation in excess of $1 million paid to certain executive officers.  Certain compensation, including certain forms of “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m).  The Compensation Committee views the tax deductibility of executive compensation as one factor to be considered in the context of the Company’s overall compensation philosophy.  The Compensation Committee currently believes, however, that it is generally in the Company’s and its shareholders’ best interest for the Compensation Committee to retain discretion and flexibility to develop appropriate compensation programs and establish appropriate compensation levels. As a result, the Compensation Committee awards compensation that is not fully deductible under Section 162(m) when it believes it is in the best interest of the Company and its shareholders to do so, as it has done in recent years with respect to the named executive officers’ compensation.

For 2015, approximately $0.3 million, $1.4 million and $3 thousand of the compensation for Messrs. Akin, Boston and Benedetti, respectively, was not deductible under Section 162(m).  In approving compensation for 2015, the Compensation Committee considered the requirements of Section 162(m) for the performance-based compensation exemption and determined that the need for discretion and flexibility in the Company’s compensation program, particularly with respect to bonus awards, outweighed the related loss of tax deductibility.

Limitations on Certain Short-term or Speculative Transactions in the Company's Securities

The Board of Directors has approved a Statement of Policy Regarding Trading in Company Securities (the “Insider Trading Policy”) that applies to all directors, officers and employees of the Company and helps ensure that the Company's personnel bear the full risks and benefits of stock ownership. The Insider Trading Policy prohibits executive officers, among others, from engaging in short-term or speculative transactions in the Company's securities, such as short sales, trading in publicly-traded derivative securities, and hedging transactions. Executive officers are also prohibited from holding the Company's common stock in margin accounts or, with limited exceptions, pledging the Company's common stock as collateral for a loan. The prohibition on trading in derivative securities does not prohibit the exercise of options or other awards granted under a Company compensation plan.

Report of the Compensation Committee

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Michael R. Hughes, Chairperson

Robert A. Salcetti

James C. Wheat, III

Compensation Committee Interlocks and Insider Participation

No current member of the Compensation Committee is, and no member who served during 2015 was, a current or former officer or employee of the Company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any current member of the Compensation Committee or member who served during 2015.

Compensation of Executive Officers

Compensation for our executive officers is administered under the direction of our Compensation Committee.  In the tables and discussion below, we summarize the compensation earned during 2015, 2014, and 2013 by Messrs. Akin, Boston, and Benedetti, and during 2015 and 2014 by Ms. Popenoe. The Company had no other executive officers during 2015.

Summary Compensation Table for 2015*

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Thomas B. Akin Executive Chairperson	2105	$500,000	$—	$—	$—	$174,445	$674,445
	2014	500,000	499,993	459,998	—	203,504	1,663,495
	2013	600,000	—	263,750	629,994	164,875	1,658,619
Byron L. Boston Chief Executive Officer, President and Co-Chief Investment Officer	2015	$675,000	$1,125,000	$—	$—	$278,618	$2,078,618
	2014	675,000	—	692,995	1,349,997	375,528	3,093,520
	2013	600,000	—	313,757	629,994	282,283	1,826,034
Stephen J. Benedetti Executive Vice President, Chief Financial Officer and Chief Operating Officer	2015	$375,000	$471,558	$—	$—	$101,357	$947,915
	2014	375,000	—	267,997	562,497	100,005	1,305,499
	2013	375,000	—	—	292,118	97,820	764,938
Smriti L. Popenoe Executive Vice President and Co-Chief Investment Officer	2015	$408,000	$525,807	$—	$—	$74,853	$1,008,660
	2014	408,000	—	300,000	692,000	29,653	1,429,653

______________

*The columns for "Option Awards" and “Change in Pension Value and Nonqualified Deferred Compensation Earnings” have been omitted because they are not applicable.

(1)	Bonus amounts earned for 2015 and for Mr. Akin for 2014 were determined by the Compensation Committee on a discretionary basis and are, therefore, included in the “Bonus” column rather than the “Non-Equity Incentive Plan Compensation” column. The amounts reported include both the cash portion of the executive officer’s discretionary bonus award as well as the portion that was paid in restricted shares of the Company's common stock, for 2015 and 2014 performance, respectively. Both the cash portion and the restricted shares portion of these bonus awards were paid in the year following the year of performance.

(2)	No stock awards were granted to the executive officers in 2015 outside of the portion of the bonus award under the Performance Bonus Program paid in restricted shares of the Company’s common stock, which are included in the “Non-Equity Incentive Plan Compensation” column for 2014. The amounts in the “Stock Awards” column for 2014 and 2013 for Messrs. Akin, Boston and Benedetti represent the aggregate grant date fair value of restricted stock granted to them outside of the Performance Bonus Program in January 2014 and April 2013 under the Company's 2009 Stock and Incentive Plan (calculated in accordance with ASC Topic 718), representing incentive compensation related to 2013 and 2012 performance, respectively. The amount for Ms. Popenoe for 2014 represents the grant date fair value of the restricted stock grant she received in connection with her hiring as Executive Vice President and Co-Chief Investment Officer, effective January 1, 2014. In all cases, the grant date fair value of the restricted stock is based on the closing price of the Company’s common stock on the grant date.
(3)	Bonus amounts earned for 2014 and 2013 under the Performance Bonus Program for Messrs. Akin (for 2013), Boston, and Benedetti and for Ms. Popenoe (for 2014) are included in the “Non-Equity Incentive Plan Compensation” column and include both the cash portion of the bonus award and the portion that was paid in restricted shares of the Company's common stock per the Compensation Committee's determination. Both the cash portion and the restricted shares portion of these bonus awards were paid in the year following the year of performance under the Performance Bonus Program.
(4)	The following table presents the components of “All Other Compensation” in the table above for each of the executive officers for 2015:

Name	Thomas B. Akin	Byron L. Boston	Stephen J. Benedetti	Smriti L. Popenoe
Dividends paid on unvested restricted stock	$171,600	$238,322	$81,323	$57,426
Matching contributions to the Company’s 401(k) Savings Plan	—	15,900	15,900	15,900
Group term life insurance premiums	1,584	1,032	552	360
Gross up expenses related to the group term life insurance	121	79	42	27
HSA Company contributions	—	—	2,400	—
Long-term disability insurance premiums	1,140	1,140	1,140	1,140
Fees paid for legal review of draft employment agreement	—	22,145	—	—
Total other compensation	$174,445	$278,618	$101,357	$74,853

All compensation that we have paid to Messrs. Akin, Boston, and Benedetti and Ms. Popenoe has been determined as described above in our “Compensation Discussion and Analysis” section.

The Grants of Plan-Based Awards Table has been omitted because none of the executive officers participated in the Performance Bonus Program or any other formal incentive plan for 2015, and the Company did not grant any equity awards to the executive officers during the fiscal year ended December 31, 2015 other than the portion of the 2014 bonus award under the Performance Bonus Program that was paid in restricted shares of the Company’s common stock. The bonus amounts earned by the executive officers for 2015 performance were determined by the Compensation Committee on a discretionary basis and are included in the “Bonus” column of the Summary Compensation Table.

Holdings of Stock-Based Awards

The table below presents information regarding restricted stock held by each of our named executive officers as of December 31, 2015. None of our named executive officers held any options or stock appreciation rights as of December 31, 2015.

Outstanding Equity Awards at 2015 Fiscal Year-End*

	Option Awards (1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2) (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)
Thomas B. Akin	—	—	—	—	164,248	$1,042,975
Byron L. Boston	—	—	—	—	242,660	1,540,891
Stephen J. Benedetti	—	—	—	—	84,374	535,775
Smriti L. Popenoe	—	—	—	—	66,737	423,780

* The columns for “Equity Incentive Plan Awards” have been omitted because they are not applicable.

(1)	None of the executive officers had any outstanding stock options or stock appreciation rights as of December 31, 2015.
(2)	All of these shares were granted under the Company’s 2009 Stock and Incentive Plan. See the following table for details of the vesting for each grant of restricted stock:

Name	Grant Date	Restricted Shares	Vesting Schedule
Thomas B. Akin	03-01-12	11,906	Vests on March 1, 2016
	03-29-13	14,826	Vests on March 15, 2016
	04-02-13	12,500	Vests in equal annual installments on March 15, 2016 and March 15, 2017
	01-21-14	42,751	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018
	01-28-14	52,109	Vests in equal annual installments on February 15, 2016, and February 15, 2017
	02-25-15	30,156	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018
Byron L. Boston	03-01-12	11,906	Vests on March 1, 2016
	03-29-13	17,947	Vests on March 15, 2016
	04-02-13	14,870	Vests in equal annual installments on March 15, 2016 and March 15, 2017
	01-21-14	64,405	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018
	01-28-14	52,109	Vests in equal annual installments on February 15, 2016, and February 15, 2017
	02-25-15	81,423	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018
Stephen J. Benedetti	03-01-12	3,221	Vests on March 1, 2016
	03-29-13	9,944	Vests on March 15, 2016
	01-21-14	24,907	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018
	01-28-14	12,376	Vests in equal annual installments on February 15, 2016, and February 15, 2017
	02-25-15	33,926	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018
Smriti L. Popenoe	01-01-14	25,000	Vests in equal annual installments on January 1, 2016 and January 1, 2017
	02-25-15	41,737	Vests in equal annual installments on February 15, 2016, February 15, 2017 and February 15, 2018

(3)	This amount represents the fair market value of the restricted stock as of December 31, 2015, based on the closing price of the Company's common stock of $6.35 on that date.

Option Exercises and Stock Vested

The table below presents information regarding restricted stock held by our executive officers that vested during 2015.

Option Exercises and Stock Vested for 2015 (1)

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting (2) ($)
Thomas B. Akin	79,272	$656,799
Byron L. Boston	93,190	771,803
Stephen J. Benedetti	31,845	263,326
Smriti L. Popenoe	12,500	103,125

(1)	None of the executive officers exercised any stock options or stock appreciation rights during 2015.
(2)	For purposes of this table, where a vesting date was a non-business day, the Company’s common stock closing stock price on the business day prior to the vesting date was used. For Mr. Akin, the amount in this column represents the Company’s common stock closing price of $8.34 for the vesting date of February 13, 2015, $8.34 for the vesting date of March 1, 2015, $8.18 for the vesting date of March 13, 2015, and $8.18 for the vesting date of March 15, 2015 all times the number of shares that vested on such date. For Mr. Boston, the amount in this column represents the Company’s common stock closing price of $8.34 for the vesting date of February 13, 2015, $8.34 for the vesting date of March 1, 2015, $8.18 for the vesting date of March 13, 2015, and $8.18 for the vesting date of March 15, 2015 all times the number of shares that vested on such date. For Mr. Benedetti, the amount in this column represents the Company’s common stock closing price of $8.34 for the vesting date of February 13, 2015, $8.34 for the vesting date of March 1, 2015, $8.18 for the vesting date of March 13, 2015, and $8.18 for the vesting date of March 15, 2015 all times the number of shares that vested on such date. For Ms. Popenoe, the amount in this column represents the Company’s common stock closing price of $8.25 for the vesting date of January 1, 2015.

Nonqualified Deferred Compensation for 2015

The Company does not have a nonqualified deferred compensation plan.

Other Compensation

We do not offer any pension benefit plans or deferred compensation plans to our executive officers or other employees, other than what is discussed under the Retirement Plans section of “Compensation Discussion and Analysis” above.

Potential Payments upon Termination or Change in Control

As discussed above, we currently have an employment agreement with Mr. Boston and a severance agreement with Mr. Benedetti. As described below, these agreements provide our executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment including in connection with a change in control of the Company. As used below, the terms “cause,” “change in control,” and “good reason” have the respective meanings set forth in the applicable employment or severance agreement. In addition, each of Messrs. Akin, Boston and Benedetti and Ms. Popenoe are parties to restricted stock agreements that provide for accelerated vesting of their restricted shares under certain circumstances.

Mr. Akin. Mr. Akin had no employment agreement effective as of December 31, 2015 and therefore he would not have the contractual right to receive payments upon a termination or upon a change in control on such date. However, Mr. Akin has restricted shares that will become fully vested (i) upon a change in control, (ii) if his employment is terminated upon his becoming disabled, his death, or his retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (iii) if he terminates his employment for good reason (only if defined in an applicable employment agreement) or if his employment is terminated without cause. The value of the accelerated vesting of Mr. Akin's restricted shares would have been $1,042,975 based on the closing market price of the Company's common stock on December 31, 2015.

Mr. Boston. The employment agreement for Mr. Boston provides for an annual base salary of not less than $275,000.  Mr. Boston’s current base salary is $675,000. As discussed above, Mr. Boston's employment agreement provides for a term through March 31, 2017 and renews automatically for successive one-year terms, unless either the Company or Mr. Boston gives written notice of non-renewal at least 90 days prior to expiration of the then-current term of the agreement.

Pursuant to the terms of his employment agreement, under certain specified scenarios during the term of his employment, Mr. Boston is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment including in connection with a “change in control” involving the Company.   Under Mr. Boston’s employment agreement, the occurrence of a “change in control” is included in the definition of “good reason.”

(1)	Without Cause or For Good Reason. If Mr. Boston's employment is terminated by us without “cause” (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for “good reason,” he will be entitled to receive a lump sum payment in cash equal to the aggregate of the amounts under items (1) through (4) below, and will receive the benefits listed in items (5) through (8) as follows: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; (3) payment for any vacation time accrued by him but unused as of the date of his termination; (4) an amount equal to his annual base salary on the day prior to the date of his termination multiplied by 2.99; (5) the pro-rata portion of the Performance Bonus Program payment that would have been payable to him based on the achievement by the Company of performance goals for that portion of time during the calendar year of the Company that he was employed (the “Pro-Rata Bonus”), payable at the time such bonus would have otherwise been paid (interpreted for purposes of this disclosure as the pro-rata portion of the discretionary bonus awarded to Mr. Boston for 2015 performance); (6) any incentive stock awards awarded to him prior to his termination will become immediately 100% vested and exercisable; (7) subject to certain limitations, continued coverage under the Company's medical plans for Mr. Boston and his dependents covered under such plans for a period of one year from the date of his termination; and (8) to the extent not paid prior to his termination, the Company will pay or provide him with any other amounts or benefits required to be paid or provided or which he is eligible to receive under any plan, program, policy or practice or contract or agreement with the Company. In the event that Mr. Boston's employment with us was terminated on December 31, 2015 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $3,143,250, inclusive of the bonus award paid in February 2016 to Mr. Boston for 2015 performance (prior to any rounding for fractional shares). Also, the cost to the Company of providing continued benefits for 12 months would have been approximately $37,094. Additionally, the value of the accelerated vesting of Mr. Boston's restricted shares of the Company's common stock would have been $1,540,891, based on the closing market price of the Company's common stock on December 31, 2015.

(2)	Without Good Reason or With Cause. If Mr. Boston's employment is terminated by him without “good reason” or by us for “cause,” he will be entitled only to receive a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination.

•	Death or Disability. If Mr. Boston's employment is terminated upon his death or because of his disability, he will be entitled to receive a lump sum payment in cash equal to the aggregate of the following amounts: (1) his base salary through the date of his termination, to the extent not previously paid; (2) reimbursement of any unreimbursed business expenses incurred by him prior to his termination; and (3) payment for any vacation time accrued by him but unused as of the date of his termination. In addition the Company will pay to him (or his estate in the event of his death), the Pro-Rata Bonus amount due to him under the Performance Bonus Program, if any, in one lump sum payment on the date such bonus would have otherwise been paid for the calendar year of the Company that includes the date of his termination (interpreted for purposes of this disclosure as the pro-rata portion of the discretionary bonus awarded to Mr. Boston for 2015 performance) and all of his unvested restricted shares would vest immediately. In the event that Mr. Boston's employment with us was terminated due to his death or disability on December 31, 2015, he would have been entitled to receive from us a payment estimated to be $1,125,000, which is the bonus amount he earned for 2015 (prior to any rounding for fractional shares), and the value of the accelerated vesting of Mr. Boston's restricted shares would have been $1,540,891 based on the closing market price of the Company's common stock on December 31, 2015.

Mr. Boston's employment agreement provides that it is intended that any payments made to Mr. Boston under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (or any successor provision).  If the Company's auditors determine that any payment or distribution to be made to Mr. Boston under the agreement would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible.  The amounts shown above do not reflect any potential reductions that may be imposed pursuant to this provision.

Mr. Benedetti. The severance agreement for Mr. Benedetti does not provide for a specific annual base salary.  However, Mr. Benedetti's severance agreement provides for his right to terminate for good reason if there is a material diminution in his compensation.  Mr. Benedetti's severance agreement has no expiration date.

Pursuant to the terms of his severance agreement, under certain specified scenarios during the term of his employment, Mr. Benedetti is entitled to receive, in addition to earned and unpaid amounts then owed to him, certain payments upon the termination of his employment, including termination in connection with a “change in control” involving the Company.   Items considered “good reason” include the occurrence of a change in control of the Company, a material change in Mr. Benedetti's responsibilities or compensation, or a change in the location of Mr. Benedetti's employment.  A “change in control” includes among other things, an acquisition of more than 20% of our common stock by an unrelated entity, a material change in the composition of our Board of Directors, certain mergers or other business combinations, or a vote by our shareholders to liquidate or dissolve the Company.

•	Without Cause or For Good Reason. If Mr. Benedetti's employment is terminated by us without “cause” (which would exclude our determination not to renew his employment at the end of any applicable term) or by him for “good reason,” he will be entitled to (i) his base salary and any bonus that has accrued but has not been paid, (ii) the equivalent of his annual base salary of one year for every fifty months that Mr. Benedetti has been employed by the Company pro-rated for any period of less than fifty months and (iii) any other amounts or benefits Mr. Benedetti is entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. Mr. Benedetti also will become fully vested in any options, stock appreciation rights or other forms of incentive stock compensation granted to him if he terminates his employment for good reason or if he is terminated without cause. Finally, in such events, the Company is obligated to provide continued coverage to Mr. Benedetti at its expense under the Company's medical, dental, life insurance and disability policies or arrangements for a period of 12 months following termination of employment, which may be limited in certain circumstances. In the event that Mr. Benedetti's employment with us was terminated on December 31, 2015 under one of these two scenarios, he would have been entitled to receive from us a payment estimated to be $2,384,058, inclusive of the bonus amount paid to him in February 2016 for 2015 performance (prior to any rounding for fractional shares). Also, the cost to the Company of providing continued benefits for 12 months would have been approximately $17,390. The value of the accelerated vesting of Mr. Benedetti's restricted shares of the Company's common stock would have been $535,775 based on the closing market price of the Company's common stock on December 31, 2015.

•	Without Good Reason or With Cause. If Mr. Benedetti's employment is terminated for “cause,” the Company will be obligated to pay to Mr. Benedetti (i) his annual base salary through the date of termination, (ii) any bonus to the extent already earned by Mr. Benedetti, but unpaid, (iii) the amount of any compensation previously deferred by Mr. Benedetti, and (iv) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. If Mr. Benedetti voluntarily terminates his employment for other than “good reason,” the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to which Mr. Benedetti is entitled but has not yet been paid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company. In the event that Mr. Benedetti's employment with us was terminated for “cause” or voluntarily terminated by Mr. Benedetti for other than “good reason” on December 31, 2015, he would have been entitled to receive from us a payment estimated to be $471,558, which is the bonus amount he earned for performance for 2015 (prior to any rounding for fractional shares).

Death or Disability. If Mr. Benedetti's employment is terminated by reason of his death or disability, the Company will be obligated to pay him (i) his annual base salary through the date of termination, (ii) any bonus to which Mr. Benedetti is entitled but has not yet been paid, and (iii) any other amounts or benefits Mr. Benedetti would be entitled to receive under any plan, program, policy or practice or contract or agreement of the Company, including any payments that may be due to Mr. Benedetti under the Company's 2009 Stock and Incentive Plan. In the event that Mr. Benedetti's employment with us was terminated due to his death or disability on December 31, 2015, he would have been entitled to receive from us a payment estimated to be $471,558, which is the bonus amount he earned for performance for 2015 (prior to any rounding for fractional shares). In addition, pursuant to the terms of the agreements relating to such shares, the value of the accelerated vesting of Mr. Benedetti's restricted shares of the Company's common stock in the event of his death or disability would have been $535,775 based on the closing market price of the Company's common stock on December 31, 2015. Mr. Benedetti's severance agreement provides that it is intended that any payments made to Mr. Benedetti under the agreement and under any other plan, agreement or arrangement maintained by the Company shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code (or any successor provision).  If the Company's auditors determine that any payment or distribution to be made to Mr. Benedetti would be nondeductible by the Company under Section 280G of the Code, then the amounts payable or distributable under the agreement will be reduced to the maximum amount which may be paid or distributed without causing such payments or distributions to be nondeductible. The amounts shown above do not reflect any potential reductions that may be imposed pursuant to this provision.

Ms. Popenoe. Ms. Popenoe had no employment agreement effective as of December 31, 2015 and therefore she would not have the contractual right to receive payments upon a termination or upon a change in control on such date. However, Ms. Popenoe has restricted shares that will become fully vested (i) upon a change in control, (ii) if her employment is terminated upon her becoming disabled, her death, or her retirement (with the consent of the Compensation Committee) at or after age sixty-five where there is no cause for termination or (iii) if she terminates her employment for good reason (only if defined in an applicable employment agreement) or if her employment is terminated without cause. The value of the accelerated vesting of Ms. Popenoe's restricted shares would have been $423,780 based on the closing market price of the Company's common stock on December 31, 2015.

PROPOSAL TWO

ADVISORY AND NON-BINDING VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by SEC rules, we are providing our shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules.

As described in detail under the heading “Executive Compensation - Compensation Discussion and Analysis,” our executive compensation program is designed to attract and retain highly skilled and motivated officers who will manage the Company in a manner to promote our growth and profitability, prudently preserve our capital, and advance the interests of our shareholders. Under this program, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal year 2015 compensation of our named executive officers and changes we made to our incentive compensation approach.

The Compensation Committee annually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of striking a balance between recognition of recent achievements and aligning the interests of management on a longer-term basis with that of the Company's shareholders. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this Proxy Statement by voting for this proposal. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our shareholders and, as discussed above in response to the 2015 “say-on-pay” vote, we will consider our shareholders' concerns, and the Compensation Committee will evaluate whether any changes are necessary to address those concerns.

Pursuant to the vote of our shareholders at the 2011 Annual Meeting of Shareholders, we will conduct an advisory and non-binding vote to approve our named executive compensation on an annual basis. The next advisory and non-binding vote to approve our named executive officer compensation will occur at the 2017 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

RELATED PERSON TRANSACTIONS

We recognize that maintaining the independence in fact and appearance for our directors and officers is critical. Therefore, we have certain policies and procedures in place to critically evaluate each transaction that could impact the independence of directors and officers. Our Code of Business Conduct and Ethics provides that the Company's personnel, including directors and officers, are expected to avoid any situation in which their personal interests conflict, or have the appearance of conflicting, with those of the Company. Our Corporate Governance Guidelines also provide that the Company will generally refrain from entering into contracts with Board members and their immediate family members or providing support directly or indirectly to organizations with which a Board member may be affiliated. In the event that we deem it appropriate to enter transactions with a Board member or a member of his or her immediate family, the terms of the transaction must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time of a comparable transaction with a non-related person. The Board will also evaluate each of these transactions when the independence of the director is determined.

Our Board has adopted certain written policies and procedures, included within our Code of Business Conduct and Ethics, for the review, approval and ratification of related person transactions, which we refer to here as our Related Person Policy. Among other things, our Related Person Policy provides that, other than compensation matters which are ratified or approved by our Compensation Committee, a related person transaction is prohibited unless it is approved or ratified by the Audit Committee. A “related person transaction” is any transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which we were, are or will be a participant, in which the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. Any related person transaction must be reported to the Chairperson of the Audit Committee. A “related person,” as defined in our Related Person Policy, means any person who is an executive officer, director or nominee for director of the Company, any person who is the owner of more than 5% of any class of the Company's outstanding equity securities, any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or any person (other than a tenant or employee) sharing the household of the executive officer, director, nominee or more than 5% owner, and any entity which is owned or controlled by any of the foregoing persons or in which one of the foregoing persons has a substantial ownership interest or control of such entity.

Under the Related Person Policy, proposed related person transactions are reported to the Chairperson of the Audit Committee. The Chairperson will assess, with the assistance of counsel, if appropriate, whether the proposed transaction would be a related person transaction and, if so, the proposed related person transaction shall be submitted to the Audit Committee for consideration. In determining whether to approve or ratify the proposed related person transaction, the Audit Committee will consider, among other things, whether the related person transaction is in, or is not inconsistent with, the best interest of the Company and its shareholders, and, where applicable, whether the terms of such transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party. The Audit Committee notifies the related person of its determination.

Mr. Benedetti, the Company's Executive Vice President, Chief Financial Officer and Chief Operating Officer has since 2002, been the sole shareholder of a company that was the parent corporation to a wholly-owned subsidiary, DCI Commercial, Inc., formerly known as Dynex Commercial, Inc. (“DCI”). The Company and DCI were jointly named in litigation regarding the activities of DCI while it was an operating subsidiary of an affiliate of the Company. As disclosed in Part II, Item 8. “Financial Statements and Supplementary Data” in Note 11 in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2016, in May 2013, the Fifth Circuit Court of Appeals in Dallas, Texas (the “Fifth Circuit”) affirmed the trial court’s decision with respect to a take nothing judgment against the Company. With respect to DCI, the Fifth Circuit remanded the case to the trial court for entry of judgment and a $25.6 million damage award against DCI and for a new trial with respect to attorneys’ fees and for costs and pre- and post-judgment interest as determined by the trial court.

On July 31, 2014, in a case styled ART Midwest, Inc., et al. v. David M. Clapper, et al., Cause No. 3:99-CV-2355-N, U.S. Dist. Ct., N.D. Tex., David M. Clapper, Atlantic XIII, LLC, and Atlantic Midwest, LLC (the “Clapper Parties” and such litigation together with all subsequent proceedings, the “ART Litigation”) obtained a final judgment against ART in the principal amount of $46.9 million. In an effort to collect their judgment against ART, on July 31, 2015, the Clapper Parties filed an Application for Writ of Garnishment against DCI and the Company in U.S. Dist. Ct., N.D. Tex. (“Garnishment Action”). In the Garnishment Action, the Clapper Parties seek to garnish ART’s judgment against DCI and allege that the Company is “the apparent successor to DCI.” In September 2015, the Company filed a motion to dismiss the Garnishment Action against it on the grounds that, among other things, the Clapper Parties alleged no facts to support any allegations against the Company and requested no relief against the Company.  The Company’s motion to dismiss was granted in March 2016.

In December 2000, the Company and DCI entered into a Litigation Cost Sharing Agreement whereby the Company agreed to advance DCI’s portion of the costs of defending against the DCI litigation. The Litigation Cost Sharing Agreement currently remains in effect. Litigation costs advanced by the Company on behalf of DCI are loans and carry simple interest at the rate of Prime plus 8% per annum. At December 31, 2015, the total amount due to the Company under the Litigation Cost Sharing Agreement, including interest, was $9.63 million. Neither DCI nor Mr. Benedetti expects to derive any monetary benefit from the arrangement other than the advancement of the litigation costs.  Neither DCI nor its parent company has made any payments to the Company. The Audit Committee approved the Litigation Cost Sharing Agreement in accordance with our Related Person Policy.

PROPOSAL THREE

RATIFICATION OF THE SELECTION

OF THE COMPANY'S AUDITORS

The Audit Committee has selected the firm of BDO USA, LLP as independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2016. BDO USA, LLP has audited the financial statements of the Company since 2006, including for the fiscal year ended December 31, 2015.

In the event that shareholders do not ratify the selection of BDO USA, LLP, the Audit Committee will consider making a change in auditors for the Company for the fiscal year ending December 31, 2017.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of BDO USA, LLP as the Company’s independent auditor. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent auditor. The members of the Audit Committee and the Board of Directors believe that continued retention of BDO USA, LLP to serve as the Company’s independent auditor is in the best interest of the Company and its shareholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF BDO USA, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

AUDIT INFORMATION

Independent Registered Public Accounting Firm Fees

The following information is furnished with respect to fees billed for professional services rendered to the Company by BDO USA, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2015 and 2014, respectively, and fees billed for other services rendered by BDO USA, LLP during those periods. Information related to audit fees for 2015 includes amounts billed through December 31, 2015, and additional amounts estimated to be billed for the 2015 period for audit services rendered.

	For Fiscal Year Ended December 31,
	2015	2014
Audit Fees (1)	$319,485	$305,045
Audit-Related Fees (2)	7,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$326,485	$305,045

(1)	Audit Fees include: (i) the audit of the Company's consolidated financial statements included in its Annual Report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in the Company's quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings; and (iv) for 2015, subsidiary audit fees.
(2)	During 2015, BDO USA, LLP performed certain agreed upon procedures related to the Company's master servicing responsibilities on certain securitization financing issuances.

Pre-Approval Policies and Procedures

In accordance with the Audit Committee Charter, all audit (including audit-related) and non-audit services performed by BDO USA, LLP, as described above, were pre-approved by the Audit Committee, which concluded that the provision of such services by the Company's independent registered public accounting firm was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

Audit Committee Report

The following Audit Committee Report shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is responsible, among other responsibilities, for the engagement of independent public accountants, reviews with the independent public accountants the plans and results of any audits, reviews other professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls. The Audit Committee is comprised of three directors, each of whom is independent for audit committee purposes, as defined by the regulations of the SEC and the New York Stock Exchange listing standards.

The Audit Committee has reviewed and discussed with management and the independent accountants the Company's audited financial statements and the results of their examination and evaluation of the Company's internal controls for fiscal year 2015. In addition, the Audit Committee has discussed with the independent accountants the matters required to be discussed under auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 16.

The Audit Committee has received from the independent accountants written disclosures and a letter regarding BDO USA, LLP's communications with the Audit Committee concerning independence, as required by the applicable requirements of the Public Company Accounting Oversight Board. These disclosures have been reviewed by the Audit Committee, and the Audit Committee has discussed with the independent accountants the independent accountants’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2015 for filing with the SEC.

Audit Committee

Barry A. Igdaloff, Chairperson

Valerie A. Mosley

Robert A. Salcetti

SHAREHOLDER PROPOSALS

If any shareholder desires to present a proposal to be acted upon at the 2017 Annual Meeting of Shareholders (including a nomination for director), written notice of such proposal must be received, in proper form, by the Secretary of the Company no later than January 6, 2017 and no earlier than October 8, 2016. The proxy solicited by the Board of Directors for the 2017 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal within this time period, in writing delivered to the Company's Secretary. If any shareholder intends to present a proposal to be considered for inclusion in the Company's proxy materials in connection with the 2017 Annual Meeting, the proposal must comply with Exchange Act Rule 14a-8 and must be received by the Company's Secretary, at the Company's principal office, on or before December 7, 2016.

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K for fiscal year 2015 and a list of all its exhibits will be supplied without charge to any shareholder upon written request sent to the Company's principal executive offices: Dynex Capital, Inc., Attention: Investor Relations, 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060. Exhibits to the Form 10-K are available for a reasonable fee. You may also view the Company's Annual Report on Form 10-K and its exhibits online at the SEC web page at www.sec.gov or via the Company's web page at www.dynexcapital.com under “Investor Center - SEC Filings.”

By Order of the Board of Directors

Stephen J. Benedetti

Executive Vice President,

Chief Financial Officer, Chief Operating Officer and Secretary

April 6, 2016

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Dynex Capital, Inc.MMMMMMMMMMMMMMM C123456789IMPORTANT ANNUAL MEETING INFORMATION 000004000000000.000000 ext 000000000.000000 extENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 extMMMMMMMMM000000000.000000 ext 000000000.000000 extMR A SAMPLE Electronic Voting InstructionsDESIGNATION (IF ANY) Available 24 hours a day, 7 days a week!ADD 1Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy.ADD 3ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 11:59 p.m., Eastern Time, on May 16, 2016.Vote by Internet• Go to www.envisionreports.com/DYNX• Or scan the QR code with your smartphone • Follow the steps outlined on the secure websiteVote by telephone• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.Annual Meeting Proxy Card 1234 5678 9012 345qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qA Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.1. ELECTION OF DIRECTORSNominees: 01 - Thomas B. Akin 02 - Byron L. Boston 03 - Michael R. Hughes + 04 - Barry A. Igdaloff 05 - Valerie A. Mosley 06 - Robert A. Salcetti 07 - James C. Wheat, IIIMark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below._____________________________________________For Against Abstain2. Proposal to provide advisory approval of the compensation of the Company’s named executive officers.For Against Abstain3. Proposal to ratify the selection of BDO USA, LLP, independent certified public accountants, as auditors for the Company for the 2016 fiscal year.B Non-Voting ItemsChange of Address — Please print new address below. Comments — Please print your comments below.C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign BelowNOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND1UPX 2766311 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02BK5B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders To Be Held on May 17, 2016:The Proxy Statement and the 2015 Annual Report to Shareholders are available at: http://www.envisionreports.com/DYNXqIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. qProxy — Dynex Capital, Inc.Annual Meeting of Shareholders – May 17, 2016THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANYThe undersigned hereby appoints Stephen J. Benedetti and Alison G. Griffin, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dynex Capital, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 17, 2016 or at any adjournment thereof, with all powers which the undersigned would possess if present at the meeting.THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.(Continued and to be marked, dated and signed, on the other side)